Exhibit 10.64

PURCHASE AGREEMENT

AND ESCROW INSTRUCTIONS

THIS PURCHASE AGREEMENT AND ESCROW INSTRUCTIONS (“Agreement”) is entered into as of the later date of the signatures of the parties as shown on the signature page hereof, by and among Jackson-Shaw / Northport Limited Partnership, a Nevada limited partnership (“Seller”), Bedford Property Investors, Inc., a Maryland corporation (“Bedford”), and Jackson-Shaw /  Northport III Limited Partnership, a Nevada limited partnership (“Optionor”) as to the provisions of Article 13 only, for the sale to Bedford of the Property (defined in Section 1.2.10) located in the City of North Las Vegas (the “City”), County of Clark (the “County”), and State of Nevada (the “State”).  In consideration of the mutual covenants and agreements set forth in this Agreement Bedford and Seller agree as follows.

ARTICLE 1

DEFINITIONS AND EXHIBITS

1.1

Defined Business Terms.  Each of the following business terms, when used herein with an initial capital letter, shall have the meaning ascribed to it as follows:

1.1.1

“Agreement Date” is the later date of the signatures of the parties as shown on the signature page hereof .

1.1.2

“Closing” and “Closing Date” shall be fifteen days after the end of the Inspection Period (defined in Section 1.1.4), provided, however, that if such date falls on a Saturday, Sunday or legal holiday, the time shall be extended to the next business day; and shall be the date upon which the Deed (defined in Section 1.2.4) is recorded in the Official Records of the County.

1.1.3

“Deposit” is Two Hundred Thousand Dollars ($200,000.00).

1.1.4

“Inspection Period” means the period expiring at 6:00 p.m. San Francisco time 30 days after the later of (i) the Agreement Date or (ii) Bedford’s receipt of the Due Diligence Materials (defined in Section 6.1).  If Bedford tenders the Inspection Approval Notice (defined in Section 6.3) approving Inspection Matters, the Inspection Period is deemed ended on the date Seller receives the Inspection Approval Notice.

1.1.5

“Purchase Price” is Seventeen Million Eight Hundred Fifteen Thousand Dollars ($17,815, 000.00 ).

1.2

Other Defined Terms.  In addition to the terms defined in Section 1.1 and elsewhere throughout this Agreement, each of the following terms, when used herein with an initial capital letter, shall have the meaning ascribed to it as follows:

1.2.1

“Additional Land” means the parcel of land described on Exhibit A1 or, if such parcel has been lawfully subdivided or its boundaries lawfully changed by Seller at its expense in a configuration approved by Bedford, which approval shall not be unreasonably withheld, prior to the Closing Date, that portion of said parcel sufficient to provide Bedford with a minimum of 649 parking spaces including the Real Property Parking Spaces (defined in Section 1.2.10 (c)).

1.2.2

“Broker” means Cushman & Wakefield of Nevada, Inc., located at 3930 Howard Hughes Parkway, Suite 250, Las Vegas, Nevada  89109, Attn.:  Perry Muscelli, telephone (702) 796-7900.

1.2.3

“Code” means the Internal Revenue Code of 1986, as amended.

1.2.4

“Deed” means the Grant Bargain and Sale Deed conveying to Bedford title to the Real Property, Additional Land, Appurtenances and Improvements as provided in Section 8.3.1.

1.2.5

“Environmental Laws” mean any federal, state, local or administrative agency ordinance, law, rule, regulation, order or requirement relating to environmental conditions, Hazardous Materials or medical waste.

1.2.6

“Escrow” means that certain Escrow to be opened with the Escrow Holder (defined in Section 1.2.7) with respect to this Agreement and the Closing of the sale of the Property.

1.2.7

“Escrow Holder” means First American Title Company located at 900 S. Pavilion Center, Suite 190, Las Vegas, Nevada 89144; Attention:  Sharon Silverberg; FAX:  (702) 433-2252 , as agent for First American Title Guaranty Company located at 1850 Mt. Diablo Blvd., Suite 300, Walnut Creek, CA  94596; Attention:  Pam Nicolini; FAX:  (925) 927-2180.

1.2.8

“Hazardous Materials” means any substance, chemical, waste or other material which is listed, defined or otherwise identified as “hazardous” or “toxic” under any of the Environmental Laws, including, without limitation, formaldehyde, urea, polychlorinated biphenyls, petroleum, petroleum products or by-products, crude oil, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel or mixture thereof, radon, asbestos or any by-product of same, in excess of acceptable levels or quantities under applicable governmental law, regulation or ordinance.

1.2.9

“Leases” mean all leases with Tenants (hereafter defined) in effect on the Agreement Date or which are executed subsequent to the Agreement Date in accordance with the provisions of Section 10.1.4, which are to be assigned to Bedford at the Close of Escrow.

1.2.10

“Property” means all of the items referred to in subparagraphs (a), (b), (c), (d), and (e) below:

(a)

Real Property.  All that certain real property commonly known as Northport Phase I, consisting of approximately 9.19 acres of land located in Clark County, Nevada, being all of the development commonly known as Northport Business Center, at the southeast corner of Cheyenne Avenue and Barnett Avenue, North Las Vegas, Nevada, all as more particularly described in Exhibit A attached hereto (the “Real Property”) and the Additional Land;

(b)

Appurtenances.  All transferable rights, privileges and easements appurtenant to the Real Property, including, without limitation, (1) all minerals, oil, gas and other hydrocarbon substances on and under the Real Property, (2) all development rights, air rights, water, water rights and water stock relating to the Real Property, (3) all other easements, rights-of-ways or appurtenances used in connection with the beneficial use and enjoyment of the Real Property which run with the land, (4) all right, title and interest of Seller in and to any streets, alley, passages, and other appurtenances included in, adjacent to or used in connection with the Real Property, before or after the vacation thereof (all of which are collectively referred to as the “Appurtenances”);

(c)

Improvements.  All improvements and fixtures located on the Real Property, excluding any fixtures owned by Tenants, but including, without limitation, six buildings containing approximately 126,209 rentable square feet of space, as well as all other buildings and structures presently located on the Real Property, all apparatus, equipment and appliances used in connection with the operation or occupancy of the Real Property, such as heating and air conditioning systems and facilities used to provide any utility services, refrigeration, ventilation, recreation or other services on the Real Property, and along with the number of parking spaces (the “Real Property Parking Spaces”) located on the Real Property as shown on the Survey (all of which are collectively referred to as the “Improvements”);

(d)

Personal Property.  All personal property owned by Seller located on or in or used in connection with the Real Property and Improvements, including without limitation, the personal property described in Exhibit B attached hereto (the “Personal Property”); and

(e)

Intangible Property.  All of the interest of Seller in any transferable intangible personal property now or hereafter owned by Seller and used in the ownership, use and operation of the Real Property, Improvements and Personal Property, including, without limitation, (1) all entitlements and approvals, building permits, zoning approvals, variances, conditional use permits and any and all documents and work products relating thereto in which Seller has an interest; (2) all warranties or guaranties for the Improvements or Personal Property; and (3) all contract or lease rights, agreements, utility contracts or other rights relating to the ownership, use and operation of the Property, as defined below (all of which are collectively referred to as the “Intangible Property”).  The foregoing notwithstanding, Intangible Property shall specifically exclude (i) all refunds, rebates and deposits payable to Seller, and (ii) all copyrights, logo designs, trademarks, trade names, service marks  associated with the Real Property or the Improvements, including without limitation the name “Northport,” as Seller and/or its affiliates intend to use such copyrights, logo designs, trademarks, trade names, service marks in the ownership and development of the land adjoining the Real Property.  Notwithstanding the foregoing, Seller shall cause to be granted to Bedford a license to use the name “Northport” in connection with Bedfords marketing and leasing of the Property and the Option Property.

1.2.11

“Qualifying Lease” means a fully executed lease with a third party tenant meeting all of the following criteria:  (i) minimum base rent of $1.10/square foot/month, nnn, with annual rental increases of no less than 2%, applied each year; (ii) minimum lease term of four years; (iii) tenant improvement allowance of not more than $32.00 per square foot for the entire leased area of Suite 601 (defined in Section 1.2.17) and of not more than $1.78 per square foot for flooring for Suites 603 and 604 (respectively, the “Vacant Suite TI Allowance”); (iv) the tenant has been approved by Bedford as meeting creditworthiness standards consistent with existing tenants, which approval shall not be unreasonably withheld; (v) the other lease terms are reasonably similar to the Leases; and (vi) after the Closing Date, the lease is on Bedford’s form.  A lease with an existing Tenant that is relocating suites or downsizing would not be considered a Qualifying Lease unless such relocation involves a net decrease in the area of the Vacant Suites.

1.2.12

“Survey” means a survey or updated survey of the Real Property, Additional Land, Option Property, Appurtenances and Improvements.   Seller shall be responsible for obtaining the Survey at Bedford’s expense ..   Seller agrees to reimburse Bedford outside of Escrow one-half (1/2) the cost of such Survey, provided, that in the event Bedford and Seller consummate the transaction contemplated by this Agreement, Seller shall be credited the amount of such reimbursement at Closing.  The Survey shall be in a form sufficient to enable the Title Company to issue the Title Policy without boundary, encroachment or survey exceptions, excluding any parking lot encroachments ..

1.2.13

“Survey Matters” mean any matters that are disclosed on the Survey.

1.2.14

“Tenant” means each tenant under any of the Leases (collectively “Tenants”).

1.2.15

“Title Company” means the title insurance division or affiliate of Escrow Holder.

1.2.16

“Title Exceptions” means all of the exceptions to title (excluding the Title Company’s preprinted standard exceptions) listed on the Title Commitment (defined in Section 4.1).

1.2.17

“Vacant Suites” mean Suites 3825-601, 5,258 sf (“Suite 601”); 3825-603, 3,838 sf (“Suite 603”); and 3825-604, 3,990 sf (“Suite 604”) of the Property, each of which are vacant as of the Agreement Date and which, in the aggregate, contain 13,086 rentable square feet of space.

1.3

Exhibits: Attached hereto and forming an integral part of this Agreement are the following exhibits, all of which are incorporated into this Agreement as fully as if the contents thereof were set out in full herein at each point of reference thereto:

Exhibit A	-	Legal Description
Exhibit A1	-	Legal Description of Additional Land
Exhibit B	-	Description of Personal Property
Exhibit C	-	Grant Bargain and Sale Deed
Exhibit D	-	Bill of Sale and Assignment
Exhibit E	-	Rent Roll
Exhibit F	-	Form of Notice to Tenants
Exhibit G	-	Form of Tenant Estoppel Certificate
Exhibit H	-	Financial Agreement and Escrow Instructions
Exhibit I	-	Legal Description of Option Property

ARTICLE 2

PURCHASE AND SALE

Seller agrees to sell the Property to Bedford, and Bedford agrees to purchase the Property from Seller, on all of the terms and conditions hereinafter set forth.

ARTICLE 3

FINANCIAL TERMS

3.1

Purchase Price.  The total Purchase Price for the Property shall be paid in cash to Seller at the Close of Escrow.

3.2

Terms of Payment.  Bedford shall pay the Purchase Price to Seller as follows:

3.2.1

Deposit.  Within three business days after the Agreement Date, Bedford shall deliver to Escrow Holder the amount of the Deposit in immediately available funds.

3.2.2

Investment of the Deposit.  Bedford may instruct the Escrow Holder to invest the Deposit in an interest bearing bank account.  All interest or other income thereon shall belong to Bedford and shall be remitted to Bedford as and when received by Escrow Holder, irrespective of the disposition of the Deposit itself.

3.2.3

Application of the Deposit.  The Deposit shall be non-refundable and the property of Seller only if, when, and after Bedford delivers to Seller and Escrow Holder all of the following:  (i) the Title Notice (defined in Section 4.3), (ii) the Estoppel Notice (defined in Section 11.1.4), and (iii) the Inspection Approval Notice (defined in Section 6.3).  If any of the Title Notice, the Estoppel Notice or the Inspection Approval Notice is not timely delivered by Bedford, this Agreement shall be terminated according to its terms and the Deposit returned to Bedford.  If the sale of the Property is consummated, the Deposit shall be applied toward the Purchase Price.  Until the expiration of the Inspection Period, Escrow Holder shall release the Deposit to Bedford upon the sole instruction of Bedford with notice to Seller, and upon such release, this Agreement is terminated.

3.2.4

Payment of the Purchase Price.  On or before the Closing Date, Bedford shall deposit the balance of the Purchase Price with Escrow Holder in immediately available funds.  The amount required to be deposited hereunder shall be reduced by the amount of the Deposit and by all credits due Bedford under this Agreement, and increased by all items chargeable to Bedford under this Agreement.  Any interest earned on said funds prior to the Closing Date shall be paid to Bedford.

3.2.5

Holdback.  The total amount of Seller’s obligation under the Financial Agreement, in the amount of $389,439.36, shall be held in Escrow in an interest bearing account with interest paid to Seller (the “Escrow Holdback”) from the Purchase Price as security for the payment of Seller’s obligation in accordance with the terms of the Financial Agreement (defined in Section 11.1.6).

ARTICLE 4

APPROVAL OF TITLE

4.1

Title Commitment.  Within seven business days after the Agreement Date, Seller shall arrange for delivery to Bedford, a preliminary title report or commitment for an ALTA owner’s policy of title insurance, covering the Real Property and the Option Property , issued by the Title Company, together with legible copies of all exceptions and matters of record referred to therein (said preliminary report or commitment, together with the materials referred to above shall be referred to as the “Title Commitment”).  The Title Commitment shall show that Seller has title to the Property and that Optionor has title to the Option Property.

4.2

Title and Survey Review.  Bedford shall have until seven days after receipt of both the Title Commitment and the Survey to notify Seller in writing of any Title Exceptions that are not acceptable to Bedford (all such items shall be referred to as “Title Objections”).  The failure of Bedford to provide written notice of Title Objections shall be deemed a notice that all Title Exceptions are Title Objections.

4.3

Seller’s Right to Cure.  Within seven days after receipt of Bedford’s written notice of Title Objections, Seller shall provide written notice to Bedford and Escrow Holder as to which, if any, of the Title Objections Seller shall cause to be removed of record or otherwise cured to the satisfaction of Bedford in its discretion by the Closing Date (the exceptions which Seller agrees to cause to be removed are the “Approved Title Objections”).  Seller must cure all exceptions relating to deeds of trust, mortgages, liens or other encumbrances representing monetary liens (other than non-delinquent real property taxes and assessments) which can be removed by the payment of money (“Monetary Liens”).  If Seller elects not to cure all Title Objections, then Bedford shall have the right, upon written notice to Seller, to acquire the Property subject to the Title Objections, except for the Monetary Liens, without any abatement in the Purchase Price.  Within seven days of receipt of Seller’s notice of the Approved Title Objections, Bedford shall provide Seller and Escrow Holder written notice (the “Title Notice”) of whether Bedford is electing to terminate this Agreement or acquire the Property subject to the terms noted above.

If Seller does not remove an Approved Title Objection or Monetary Lien by the Closing Date, Seller shall be in default under this Agreement, in which case, Bedford, in addition to all other rights and remedies available under this Agreement, at law or in equity, shall have the right, but not the obligation, upon written notice to Seller, to (1) cancel this Agreement and receive a refund of the Deposit or (2) acquire title to the Property subject to such Approved Title Objection or Monetary Lien and reduce the Purchase Price by the amount to remove or cure such Approved Title Objection or Monetary Lien.  In exercising its rights under the preceding sentence, Bedford shall have the right, but not the obligation, to adjourn the Closing Date for five days before making such an election.

4.4

Permitted Exceptions.  The Title Exceptions except for (i) any Approved Title Objections and (ii) the Monetary Liens are referred to herein as the “Permitted Exceptions.”

4.5

Owner’s Policy.  At Closing, with costs allocated as set forth in Section 8.7.1 , Seller shall cause the Title Company to issue to Bedford a CLTA Owner’s Policy of Title Insurance, and Bedford may cause the Title Company to issue to Bedford an ALTA Owner’s Policy of Title Insurance (Form B, revised 10/17/70), with extended coverage , in the amount of the Purchase Price, insuring that after the Closing, Bedford has fee simple title to the Real Property, the Appurtenances and the Improvements subject only to the Permitted Exceptions (“Title Policy”).  Indemnification of the Title Company by Seller or any other party, in order to induce the Title Company to insure over any Title Objections shall not be allowed except with the prior written consent of Bedford, which shall not be unreasonably withheld, after full disclosure to Bedford of the nature and substance of the indemnity and the matter to be indemnified against.  Bedford may upgrade the Title Policy at its sole cost and expense.

ARTICLE 5

ACCESS

5.1

Access to Information and Property.  From and after the date of this Agreement and upon not less that one (1) day prior notice from Bedford, Seller shall allow Bedford and its agents and consultants, continuing access during business hours to at Seller’s Dallas, Texas and Las Vegas, Nevada offices (i) the books, financial reports, and records of Seller relating to the operations of the Property, (ii) all tenant files and correspondence relating to the Property and the Leases, and (iii) the Property, including, without limitation, the right to drill test wells and take soil borings.  Bedford shall exercise such access at such times as deemed reasonably necessary to Bedford, provided testing of the Property shall be performed only after reasonable notice to Seller.  Seller or its agent shall escort Bedford and its vendors and/or contractors on the Property to perform all testing.  Bedford shall fully restore and repair any damage or alteration done to the Property by such testing.  Prior to any entry upon the Property, Bedford shall obtain comprehensive liability insurance, insuring Bedford's activities upon the Property, from a reputable, licensed insurance company, with coverage not less than One Million Dollars ($1,000,000.00) per occurrence, and (likewise prior to any entry upon the Property by Bedford) Bedford shall furnish Seller with a certificate evidencing said insurance and evidencing that Seller has been named as an additional insured thereon, which certificate shall expressly provide that there shall be no cancellation or diminution of Seller's coverage thereunder without at least twenty (20) days' prior written notice to Seller.  Bedford agrees to indemnify, defend and hold Seller harmless from any damage or injury to persons or property caused by Bedford or its authorized representatives during their entry and investigations prior to Closing, but Bedford shall not be responsible for any defects or contamination discovered as a result.  This indemnity shall survive the termination of this Agreement or the Closing, as applicable, provided that Seller must give notice of any claim it may have against Bedford under such indemnity within three months of such termination or the Closing Date, as applicable, if the claim involves damage to Seller’s Property.

5.2

Tenants and Vendors.  Seller and its agents shall allow (and Seller hereby authorizes) Bedford to contact, provided Seller has authorized each such contact, any or all of (i) the Tenants under the Leases, (ii) the contracting parties under any service contracts, (iii) the obligors under any warranties or guarantees relating to the Property, with respect to determining and verifying the precise terms and nature of their tenancies and contract rights, as the case may be.  In addition, Seller shall afford Bedford access to all of Seller’s Tenant correspondence files and other Tenant records with respect to the Property.  Seller shall cooperate and lend prompt assistance to Bedford in making any such contact and in obtaining such information.

5.3

Property Management Procedures.  Seller shall allow and assist Bedford and its employees and agents in the observation and communication with the property manager of the Property for the purpose of affording Bedford the opportunity to gain familiarity with the operations and procedures for managing and operating the Property.

ARTICLE 6

INSPECTION AND CONTINGENCIES

6.1

Due Diligence Materials.  Within five days after the Agreement Date, Seller shall deliver to Bedford true and correct copies of all of the “Due Diligence Materials” listed below for review and approval in Bedford’s sole discretion.  Bedford shall notify Seller within five days after the date of receipt of the Due Diligence Materials of any missing items of which Bedford is aware.  Bedford shall promptly notify Seller if after the aforesaid five day period, Bedford discovers that an item has not been furnished by Seller which was required to be furnished under this section, and Seller shall promptly furnish such items to Bedford.  The Due Diligence Materials to be provided by Seller, to the extent such items are in Seller’s possession or control,  are as follows:

6.1.1

Contracts.  Copies of all certificates of occupancy, warranties and other contracts or documents of significance to the Property in Seller’s possession or control.

6.1.2

Financial Statements.  Financial records and statements, including:

(i)

annual operational statements as related to the operation of the Property, rent roll, general ledgers and real estate tax bills for the last two full fiscal years of operation of the Property or the life of the Property, whichever is shorter;

(ii)

monthly operating statements for the Property for the previous twelve months or the life of the Property, whichever is shorter (collectively, (i) and (ii) are referred to herein as the “Operating Statements”). The Operating Statements for the previous twelve month period shall include sufficient information to calculate estimated taxable operating results;

(iii)

monthly cash flow statements for the Property for the previous twelve months, and annual cash flow statements for the previous two fiscal years, or the life of the Property, whichever is shorter, each stating all income, expense, capital expenditures, cash receipts related to the operations of the Property, and cash balances;

(iv)

the items set forth in (i) through (iii) shall be certified by Seller, to the best of its knowledge, as being accurate; and

(v)

a receivables aging report or comparable report showing tenant payment histories.

6.1.3

Leases.  Copies of all existing Leases (and amendments thereto) affecting the Property, including without limitation, all amendments, modifications, assignments of Leases and all subleases.

6.1.4

Contractors.  A schedule of any contractors currently retained by Seller in the ongoing operation of the Property, setting forth names, compensation, term of agreement and other pertinent information concerning such contractors.

6.1.5

Plans and Inspections.  Copies of the “as-built” plans and specifications for the shell building of the Property, including structural, mechanical and electrical plans.   Seller will make any tenant improvement plans in its possession or control available to Bedford for inspection as set forth in Section 5.1.  To the extent any plans are not in Seller’s possession or control, Seller will cooperate with Bedford, at no expense to Seller, to obtain such plans from the architects and engineers of record, including, without limitation, copies of any geologic, or soils reports, and any engineer’s inspection report of the central mechanical system.

6.1.6

Insurance Records.  Copies of (i) all pending claims filed against any casualty, liability or other insurance policies affecting the Property; (ii) insurance claims history for the Property; and (iii) any other loss control reports issued by any insurance companies which have insured the Property in the past five years or the life of the Property, whichever is shorter.

6.1.7

Permits.  Copies of all governmental permits and certificates of occupancy for the Property.

6.1.8

Environmental.  Copies of any Phase I, Phase II or other environmental reports relating to the Property or the Option Property , including, without limitation, any lab tests and communications from and with any governmental agency regarding any environmental matter or remediation work at the Property.

6.1.9

Survey.  Copies of any boundary and topographical surveys of the Property or the Option Property that are no older than three years as of the Agreement Date.

6.1.10

ADA.  To the extent in Seller’s possession or control, copies of any studies or evaluations of the Property with respect to any issues relating to compliance with or violations of the American’s with Disabilities Act.

6.1.11

Other.  Any other information pertaining to the Property or the Option Property reasonably requested by Bedford.

6.2    Inspection Period.  As a condition to Bedford’s obligation to purchase hereunder, Bedford shall be entitled to examine the Property , the Option Property, any matters set forth in Section 5.,1 and the Due Diligence Materials (the “Inspection Matters”).  The examination, analyses and studies shall be completed during the Inspection Period.  Bedford may disapprove any Inspection Matters in its sole and subjective discretion.

6.3

Notice.  Bedford shall provide Seller and Escrow Holder written notice of approval or disapproval of the Inspection Matters (the “Inspection Approval Notice”) prior to the expiration of the Inspection Period.  This Agreement shall be deemed terminated on the expiration of the Inspection Period if Bedford does not timely provide the Inspection Approval Notice to Seller and Escrow Holder.  Upon actual or deemed termination, the Deposit shall be returned to Bedford, and there shall be no further obligation on the part of either party except as expressly set forth in this Agreement.  If Bedford does not give the Inspection Approval Notice, or fails to subsequently close the transaction contemplated under this Agreement, Bedford shall return all Due Diligence Materials to Seller.  If Bedford provides an affirmative Inspection Approval Notice, then Bedford shall be deemed to have approved the condition of the Property and feasibility of this transaction, and shall be deemed to approve the condition under Section 3.2.3(iii) of this Agreement regarding non-refundability of the Deposit.

ARTICLE 7

LEASES AND SERVICE CONTRACTS

Attached hereto as Exhibit E is a “Rent Roll” for the Property that reflects all Leases at the Property.  The Rent Roll includes a list of all Tenants under the Leases; the termination date of each Lease; the rent payable under each Lease; any renewal, extension, or expansion options; and the security deposit, if any, posted by each Tenant as of the Agreement Date.  All service contracts for the Property, which shall mean any contract between Seller and a third-party affecting the Property which may be terminated without cause upon 30 days or less notice, are to be terminated by Seller at the Close of Escrow.

ARTICLE 8

ESCROW AND CLOSING

8.1

Closing.  The Closing shall occur on the Closing Date set forth in Section 1.1.2; provided, however, that Bedford may elect an earlier Closing Date on three days prior notice to Seller.

8.2

Escrow.  Within three days after the Agreement Date, Bedford shall deliver a fully executed copy of this Agreement to Escrow Holder.  This Agreement shall constitute the joint escrow instructions of Bedford and Seller to Escrow Holder and, upon the opening of escrow, Escrow Holder is authorized to act in accordance with the terms of this Agreement.  Upon Escrow Holder’s request, the parties shall execute such additional and supplementary escrow instructions as may be appropriate or required by Escrow Holder to enable the Escrow Holder to comply with the terms of this Agreement; provided, however, that if there is any conflict or inconsistency between such general provisions and this Agreement, this Agreement shall control.  The failure of a party to execute such supplementary escrow instructions shall not affect the effectiveness of this Agreement.

8.3

Seller Deliveries in Escrow.  Prior to the Closing, Seller shall deliver to Escrow Holder the following:

8.3.1

Deed.  The Deed, in the form attached hereto as Exhibit C, duly executed and acknowledged and a duly executed and acknowledged State of Nevada Declaration of Value in the Title Company’s standard form.

8.3.2

Bill of Sale and Assignment.  The Bill of Sale and Assignment, in the form attached hereto as Exhibit D (the “Bill of Sale and Assignment”), duly executed, which conveys, transfers and assigns to Bedford all of the Personal Property, Intangible Property, Leases (hereinafter defined) and all tenant security deposits.

8.3.3

Rent Roll.  An updated Rent Roll, which shall be attached to the Bill of Sale and Assignment as an Exhibit and certified by Seller as true and correct and containing no changes or additions from the Rent Roll attached hereto as Exhibit E, other than leases expressly approved in writing by Bedford as provided under Section 10.1.5 hereof.  The updated Rent Roll shall contain the same categories of information as provided in the Rent Roll attached hereto on Exhibit E.

8.3.4

Inventory.  A complete list of Personal Property owned by Seller and located on or used in connection with the operation of the Property, being conveyed to Bedford and certified by Seller as true and correct and containing no changes from the list of Personal Property attached hereto as Exhibit B, except as expressly provided in this Agreement.  The updated list shall be attached to the Bill of Sale and Assignment as an Exhibit.

8.3.5

Seller’s Certificate.  A certificate executed by Seller, in form, scope, and substance reasonably satisfactory to Bedford, certifying that, to the best of Seller’s knowledge,  there have been no changes in the information and data contained in the Due Diligence Materials delivered by Seller to Bedford, except for changes previously disclosed to and approved in writing by Bedford.

8.3.6

FIRPTA Affidavit.  Either (i) an affidavit from Seller, in form, scope and substance reasonably satisfactory to Bedford and Escrow Holder, reaffirming Seller’s representation and warranty that it is not a foreign person under Section 1445, et seq., of the Code, or (ii) a withholding certificate issued by the Internal Revenue Service, pursuant to Section 1445(a)(4) of the Code and the regulations promulgated thereunder, which excuses Bedford from any withholding obligations under Section 1445 of the Code, or (iii) if Seller fails to deliver the affidavit described in clause (i) above or the withholding certificate described in clause (ii) above, a certificate, affidavit or other written evidence sufficient to establish that Bedford is not otherwise required to deduct and withhold a portion of the Purchase Price pursuant to the Code and the regulations promulgated thereunder in connection with the transactions contemplated herein.

8.3.7

Owner’s Affidavit.  Such affidavits, other evidence of title, partnership agreements, certificates of partnership, corporate articles, by-laws, certificates of good standing, resolutions, consents, evidence of authority to enter into the transaction contemplated in this Agreement and the like from Seller and/or other third parties as may be required by the Title Company, on or in forms required by the Title Company in order to issue the Title Policy (hereinafter defined) as specified in this Agreement, and/or as may be reasonably required by Bedford.

8.3.8

Tenant Notice.  Written notice, in the form attached hereto as Exhibit F, duly executed by Seller or its agent, to the Tenants under the Leases at the Property informing them of the transfer of ownership of the Property.

8.3.9

Closing Statement.  Seller’s approval of the closing statement prepared by the Escrow Holder.

8.3.10  Financial Agreement.  The Financial Agreement (defined in Section 11.1.6) duly executed by Seller.

8.4

Seller Deliveries to Bedford.  Concurrently with the Closing, or as soon thereafter as possible, Seller shall deliver to Bedford the following (which at the request of Bedford shall be delivered to Bedford’s on-site property manager):

8.4.1

Leases and Contracts.  Originals of all Leases and the correspondence and business files for all the Tenants under Leases.

8.4.2

Building Permits.  Originals or copies of building permits and certificates of occupancy for the Improvements and all Tenant-occupied space included within the Improvements to the extent in Seller’s possession or control.

8.4.3

Plans.  One complete set of the final as-built plans and specifications for the design and construction of the shell building certified by the architect, engineer or contractor ..

8.4.4

Personal Property.  All of the Personal Property not located on the Property.

0.0.1

Records.  Originals (if available, otherwise copies) of all licenses,

warranties and guaranties received by Seller from any contractors, subcontractors, suppliers or materialmen in connection with any construction, repairs or alterations of the Improvements and any tenant improvements, environmental and engineering reports and studies, tax bills and other reports comprising a part of the Due Diligence Materials.

8.4.6

Keys.  Keys to all doors in the Property properly tagged for identification.

8.4.7

Termination of Agreements.  Written evidence satisfactory to Bedford of (i) termination of the existing property management agreement affecting the Property, executed by the parties thereto; (ii) termination of all service contracts, executed by the parties thereto; and (iii) termination of any lease listing agreement(s) for the Property.

8.5

Bedford Deliveries in Escrow.  At or prior to the Closing Date, Bedford shall deliver to Escrow Holder the following:

8.5.1

Funds.  The funds required of Bedford under the terms of this Agreement.

8.5.2

Bill of Sale and Assignment.  A counterpart of the Bill of Sale and Assignment, duly executed by Bedford.

8.5.3

Closing Statement.  Bedford’s approval of the closing statement prepared by the Escrow Holder.

8.5.4

Authority.  Evidence reasonably satisfactory to the Title Company of the power and authority of Bedford to enter into and consummate this Agreement.

8.5.5

Financial Agreement.  A counterpart of the Financial Agreement duly executed by Bedford.

8.6

Other Documents.  Seller and Bedford shall, prior to the Closing Date, execute any and all documents and perform any and all acts reasonably necessary or appropriate to consummate the purchase and sale pursuant to the terms of the transaction set forth in this Agreement.  Such documents may include a closing statement reflecting all prorations, adjustments and closing costs, and escrow instructions for Closing, an agreement designating the Escrow Holder as the “Reporting Person” for the transaction pursuant to Section 6045(e) of the Code and the regulations promulgated thereunder, or such other documentation as the Title Company may reasonably require for the issuance of the Title Policy.

8.7

Closing Costs. All closing costs or expenses of escrow shall be paid as follows:

8.7.1

Title Insurance.  Seller shall pay the title insurance premium for a standard CLTA coverage policy of title insurance.  Bedford shall pay the additional premium for an ALTA Owner’s Policy of Title Insurance with extended coverage in the amount of the Purchase Price for the Property.  Bedford shall pay the premium for such endorsements as Bedford may request.

8.7.2

Recording Fees.  Seller shall pay the cost of recording the Deed and any other documents.

8.7.3

Transfer Taxes.  Seller shall pay all State, County and City transfer taxes to convey the Property to Bedford.

8.7.4

Other.  Bedford and Seller shall each pay one-half of the escrow fees charged by the Escrow Holder.  Each party shall be responsible for its own attorneys’ fees.  Seller shall pay the cost to satisfy all Approved Title Objections and Monetary Liens, including any prepayment charges.  If Bedford terminates this Agreement during the Inspection Period, Bedford shall pay for any title and escrow cancellation fees.

8.8

Prorations.  All prorations and adjustments for the Property shall be made as of midnight of the day preceding the Closing Date, unless another date is mutually agreed in writing by the parties (the “Adjustment Date”).  If the prorations and adjustments are found to be incorrect within twelve months after the Closing Date, Seller and Bedford agree to re-prorate or readjust the same accordingly.  All prorations and adjustments shall be in cash as a cash credit or debit as follows:

8.8.1

Taxes.  Seller and Bedford shall prorate all real estate taxes and assessments payable for the current fiscal year as of the Adjustment Date, based on the latest available information.

8.8.2

Rents.  All rental payments, additional rents, common area maintenance charges, charges for taxes and insurance premiums or for the escalation of taxes and/or insurance, if any, and other charges payable under the Leases (hereinafter collectively referred to as the “Rents”) in the month in which the Closing Date occurs shall be prorated as of the Adjustment Date regardless of whether such Rent has been paid to Seller.  With respect to any Rent arrearages under the Leases as of the Closing Date, such arrearages shall be treated as delinquent rent and if collected after the Closing Date shall be prorated as provided in Section 8.8.2 (ii).

(i)

Operating Expenses.  Final proration of operating expenses which are reimbursable by any present Tenant of the Property or any portion thereof shall not be prorated hereunder (except to the extent that Seller is due a credit for having already paid such expense).  Bedford shall send customary statements for reimbursement of operating expenses and taxes to Tenants under the Leases after consulting with Seller with respect to appropriate amounts due therefore.  Bedford shall remit to Seller, upon receipt, Seller’s prorated share of expenses actually paid by Seller, by allocating to Seller the product of the apportionable item for the entire billing period multiplied by a fraction, the numerator of which is the number of days within the specified billing period which occur before the Closing Date and the denominator of which is the number of days in the specified billing period.

(ii)

Delinquent Rents.  If, on the Adjustment Date, any Tenant at the Property is delinquent in the payment of any minimum or base monthly rents and/or its prorata share of Operating Expenses (herein referred to as “Base Rent”), then any delinquent Base Rent collected by Bedford after the Closing Date shall be successively applied to the payment of (i) Base Rent due and payable in the months succeeding the month in which the Closing Date occurs (through and including the month in which payment is made), which payment shall be retained by Bedford (ii) Base Rent due and payable in the month in which the Closing Date occurs, which payment shall be prorated as of the Adjustment Date and the portion due Seller shall be paid by Bedford to Seller and (iii) Base Rent due and payable in the months preceding the months in which the Closing Date occurs, which payment shall be promptly paid by Bedford to Seller.

(iii)

Collection Efforts.  Bedford shall not be obligated to take any steps to recover any Rent arrearages.  If Bedford collects any Rent arrearages that are to be prorated between the parties as provided in Section 8.8.2 and its subsections, Bedford shall be permitted to deduct reasonable costs of collection incurred by Bedford.  Seller shall have the right to commence and prosecute legal actions against a Tenant for any delinquent Rent and other obligations arising or accrued prior to the Closing Date, provided that such suit, action or enforcement proceeding does not seek or cause a termination of the Lease with such Tenant, name Bedford in such action or exercise remedies under the Lease other than to seek monetary damages.  Bedford and Seller shall each promptly pay to the other any amount due such party as a result of any proration required under Section 8.8.2 and its subsections.  If such payments are not paid within twenty days after receipt of written demand, then all such amounts shall bear interest at a rate of ten percent per annum until such time as all such amounts are paid in full.  The terms and conditions set forth in Section 8.8.2 and its subsections shall expressly survive the Closing Date.

8.8.3

Prepaid Rents.  Seller shall grant Bedford a credit equal to the amount of (i) all free rent, operating expense abatements and other rent concessions applicable after the Closing Date under any of the Leases, and (ii) all prepaid Rents paid to Seller at or prior to the Closing Date for periods after the Closing Date by Tenants under the Leases or otherwise relating to the leasing and operation of the Property and other items of prepaid income relating to the Property.

8.8.4

Security Deposits.  Seller shall grant Bedford a credit equal to the amount of all security and other deposits (together with interest only if required under such Tenant’s Lease or under applicable law) collected by Seller.  Seller shall not apply any Tenant’s security deposit towards any past due rental or other sum due and owing by such Tenant under its Lease.

8.8.5

Leasing Commissions and Tenant Improvement Costs.  Seller shall pay all unpaid leasing commissions, partial rent, moving allowances and tenant improvement costs accrued in connection with any Lease which Seller has executed prior to the date of this Agreement except for a Lease of a Vacant Suite (but not including leasing commission attributable to expansion or extension options which are not exercised until after the Closing, except as set forth in this Agreement) or Bedford shall receive a credit for such amounts at Closing.  Seller shall provide Bedford with reasonable evidence of payment of such expenses together with copies of any lien releases to the extent obtained by Seller.  Seller shall grant Bedford a credit at the Closing Date to the extent any of the lease obligations of Seller under this Section or elsewhere in this Agreement have not been paid by Seller as of the Closing Date other than those expressly covered by a Seller security as provided for in this Agreement.

8.8.6

Utilities.  Except for charges for utilities metered directly to, and payable directly by, Tenants at the Property, Seller shall be responsible for all utility services to the Property and payment therefor up to the Closing Date and Bedford shall be responsible for such utility services and payment therefor thereafter.  Seller shall notify each utility company of the change in ownership.  Final readings and final billings for utilities shall be made as of the Adjustment Date to the extent practical.  If final readings and billings cannot be obtained as of Closing, the final bills, when received shall be prorated based upon the number of days Seller owned the Property in such final billing period.  Seller shall be entitled to refund of all utility security deposits posted by Seller.

8.8.7

Service and Maintenance Contracts.  Seller shall be responsible for payment of all charges under any service contracts affecting its Property until the Closing Date.  Seller shall pay all costs and expenses to terminate all service contracts (including, without limitation, Seller’s property management agreement).

8.8.8

Preliminary Closing Statement.  Seller and Bedford shall jointly prepare a preliminary Closing statement on the basis of the Leases and other sources of income and expenses and shall deliver such computation to the Escrow Holder prior to the Closing.

8.8.9

Post-Closing Reconciliation.  If any of these prorations cannot be calculated accurately on the Closing Date, then they shall be calculated or recalculated as soon after the Closing Date as feasible.  Any sums owed by one party to the other as a result of the calculations shall be paid within ten business days.

ARTICLE 9

CASUALTY OR CONDEMNATION

9.1

Casualty.  If any portion of the Property is damaged or destroyed prior to the Closing Date and (i) such damage or destruction is fully covered by Seller’s insurance (except for the deductible amounts thereunder), (ii) the insurer agrees to timely pay for the entire cost of such repair, and (iii) the repair would cost less than $50,000.00, then this Agreement shall remain in full force and effect and Bedford shall acquire the Property upon the terms and conditions set forth herein.  In such event, Bedford shall receive a credit against the Purchase Price equal to such deductible amount, and Seller shall assign to Bedford all of Seller’s right, title and interest in and to all proceeds of insurance on account of such damage or destruction.  Otherwise, if any portion of the Property is damaged or destroyed prior to the Closing Date Bedford shall have the right upon written notice to Seller within thirty days after notice of such damage or destruction to (i) terminate this Agreement and receive a refund of the Deposit, or (ii) proceed with the purchase of the Property under this Agreement and receive an assignment of all of Seller’s insurance policies and proceeds and a credit against the Purchase Price for the amount of any deductible and any insurance proceeds previously paid to Seller for such damage or destruction.  The failure of Bedford to provide such written notice shall be deemed an election to terminate.  Bedford shall have the right to extend the Closing Date for thirty days to evaluate the scope of the damage and available insurance under Seller’s insurance policy.  The parties intend that the provisions of this Section 9.1 supercede the provisions of the Nevada Uniform Vendor and Purchaser Risk Act, NRS §§ 113.020 - .050.

9.2

Condemnation.  If any portion of the Property is taken by condemnation prior to the Closing Date, Bedford shall have the right, upon written notice to Seller within thirty days after receipt of notice of such taking, to terminate this Agreement and receive a refund of the Deposit.  The failure of Bedford to provide such written notice shall be deemed an election to terminate.  Bedford shall have the right to extend the Closing Date for thirty days to evaluate the scope of the taking and available condemnation proceeds.  If Bedford does not elect to terminate this Agreement as provided above, the parties shall proceed to close under the terms of this Agreement and Seller shall assign to Bedford at the Closing Date the proceeds of the condemnation award.

ARTICLE 10

COVENANTS OF SELLER

10.1

Operation of Property.  Prior to the Closing Date, Seller will operate the Property subject to the following provisions and limitations:

10.1.1

Maintenance and Repair.  Seller shall continue to operate and maintain the Property consistent with the present business and operations thereof.  It is the intention of the parties hereto that the general operations of the Property shall not be changed between the date hereof and the Closing Date.

10.1.2

Compliance with Law.  Seller shall comply with all warranties, guarantees, licenses, and contracts, ordinances and laws pertaining to the Property.

10.1.3

Compliance with Leases.  Seller shall comply with all of the terms and conditions of the Leases.

10.1.4

Modification of Leases and Contracts.  After Bedford has delivered to Seller an affirmative Inspection Approval Notice, Seller shall not, without the prior written consent of Bedford,  (i) modify or amend any of the Leases; (ii) extend or grant any concessions with respect to any of the Leases, or accept any prepayment of rent under the Leases other than one month in advance; (iii) enter into any new lease or extend any existing lease for space at the Property; (iv) enter into any new service, supply, maintenance or other contract pertaining to the Property or the operation of the Property, which contract is not cancelable at the Closing; (v) purchase, lease or contract to purchase or lease new items or equipment or inventory with respect to the Property other than in the ordinary course of business; (vi) remove existing items of equipment or other personal property, other than in the ordinary course of business, provided, however, that any items removed shall be replaced with personal property of like kind and quality; or (vii) alter or contract for the alteration of any existing improvements or construct or install or contract for the construction or installation of any new improvements other than tenant improvement work in connection with the Leases.   Prior to the expiration of the Inspection Period, Seller shall provide Bedford with written notice of any of the foregoing.

10.1.5

Leasing Vacant Suites prior to Closing Date.  Any new leases entered into by Seller prior to the Closing Date, after Bedford has delivered to Seller an affirmative Inspection Approval Notice, with Bedford’s prior written consent as herein provided (“Approved New Leases”) shall include all of the following criteria:  (i) minimum base rent of $1.10/square foot/month, nnn, with annual rental increases of no less than 2%, applied each year; (ii) minimum lease term of four years; (iii) tenant improvement allowance of not more than the Vacant Suite TI Allowance ; (iv) the tenant meets creditworthiness standards consistent with existing tenants; (v) the other lease terms are reasonably similar to the leases previously executed by Seller for the Property.  Such Approved New Leases thereafter shall be deemed to be a part of the “Leases” as defined in this Agreement, and any existing Leases which by their terms expire or which are terminated with the prior written consent of Bedford prior to Closing shall no longer thereafter be deemed to be a part of the Leases.  Any request for consent by Bedford to any matter covered under this Section shall be made in writing to Bedford and shall include a detailed description of the matter, including in the case of any new Lease the financial condition of the proposed Tenant, the configuration of the space to be leased, the amount of any leasing commission and the type and cost for tenant improvements.  Bedford shall approve or reject each such matter (providing specific written objections in the event of a rejection) within five days of receipt of a request for approval.  Bedford’s failure to timely provide an objection shall be deemed approval of the matter.

10.1.6

TI Construction Contracts for Work Performed after the Closing Date.  Any construction contracts for tenant improvement work to be performed after the Closing Date under any Approved New Leases shall be subject to the prior written approval of Bedford.

10.1.7

Notices.  Seller shall give immediate notice to Bedford in the event Seller receives notice or obtains knowledge of (i) the default of any party, or event which with the passage of time or giving of notice, or both, may constitute a default, pursuant to the Leases; (ii) any notice that a Tenant at the Property has or may file bankruptcy or otherwise seek protection under any insolvency laws; (iii) the violation of any law, ordinance or regulation relating to the Property; (iv) notice of cancellation or default pursuant to any policy of insurance relating to the Property; (v) the taking or threatened taking of the Property or any portion thereof by eminent domain; (vi) any casualty relating to the Property; or (vii) the filing or threat to file an action, claim or proceeding in any court or administrative agency against Seller which may affect the Property.

10.1.8

Payments.  Seller has paid, or will pay in full prior to Closing Date, all bills and invoices for labor, goods, materials and services of any kind relating to the Property, utility charges (not payable by Tenants) with the exception of insignificant expense items, the non-payment of which will not result in a lien on the Property, and which items Seller agrees to pay in a timely fashion after Closing Date.  Any alterations, installations, decorations, and other work required to be performed under the agreements affecting the Property have been, or will by Closing be, completed and are, or will be, paid in full or within the time frame required under the applicable construction contract.  Any leasing brokerage fee or similar commission that is or will become due and payable in connection with any Lease at the Property prior to the Closing Date has been or will be paid by Seller prior to Closing Date.

10.1.19  Debt Service.  Seller shall make all payments of principal and interest required to be made prior to the Closing Date under any deed of trust encumbering the Property.

10.2

Maintenance of Insurance.  Seller currently maintains casualty insurance for the Property.  Such insurance provides for one hundred percent replacement cost coverage with a deductible not greater than $10,000.00, and coverage for loss of rents for at least twelve months.  Seller agrees to maintain such insurance (or comparable insurance) until the Closing Date.

10.3

Seller’s Leasing Obligations.  After the Closing Date and through and including a period ending on the first to occur of (x) the date that Qualifying Leases (defined in Section 1.2.11) have been executed with tenants occupying the Vacant Suites or (y) 24 months after the Closing Date (the “Guarantee Period”) Seller shall undertake to lease the Vacant Suites.  Seller will guaranty the payment of rental revenue (being the base “Monthly Rent” expenses) on the Vacant Suites at rates shown on Exhibit 1 to the Financial Agreement from the Closing Date until the expiration of the Guarantee Period.  The Monthly Rent shall be all inclusive and there shall be no additional pass through expenses or annual reconciliations.  Seller’s obligation for the payment of rent will terminate upon the later of the issuance of a certificate of occupancy or the lease commencement date as evidenced in the tenant’s written acceptance of the premises.  Seller will be obligated to pay Bedford for any abated rent in excess of two months, but in no event longer than the Guarantee Period.

In the event that the tenant improvement allowance for a particular Vacant Suite differs from the Vacant Suite TI Allowance (that amount being the “Delta TI”) the minimum base rent for a Qualifying Lease will be adjusted as follows:  For a Delta TI less than the Vacant Suite TI Allowance, the minimum base rent could be adjusted downwards by $.008 per square foot per month per $1.00 of Delta TI.  For example, if the tenant improvement allowance for Suite 601 or 603 were to be $31.00 per square foot or $.78 per square foot, respectively, the minimum base rent could be adjusted to $1.092 per square foot per month ($1.10 – ($.008 x ($32.00 - $31.00) or ($1.78 - $.78)).  For a Delta TI greater than the Vacant Suite TI Allowance by up to $3.00 per square foot, the minimum base rent will be adjusted upwards by $.01 per square foot per month per $1.00 of difference.  For example, if the tenant improvement allowance for Suite 601 or 603 were to be $33.50 per square foot or $3.28 per square foot, respectively, the minimum base rent would be adjusted to $1.115 per square foot per month [$1.10 + ($.01 x ($33.50 - $32.00) or ($3.28 - $1.78))].  For a Delta TI greater than the Vacant Suite TI Allowance by more than $3.00 per square foot, the minimum base rent will be adjusted upwards by $.03 per square foot per month plus $.015 per square foot per month per $1.00 of difference in excess of $3.00 per square foot.  For example, if the tenant improvement allowance for Suite 601 or 603 were to be $38.50 per square foot or $8.28 per square foot, respectively, the minimum base rent would be adjusted to $1.1825 per square foot per month [$1.10 + $.03 + ($.015 x ($38.50 – ($32.00 + $3.00)) or ($8.28 – ($1.78 + $3.00))]).  A Delta TI in excess of $8.00 per square foot will not be considered a Qualifying Lease.

Bedford and Seller will cooperate in the leasing of the Vacant Suites.  Seller shall be responsible for leasing the Vacant Suites until each is leased or the expiration of the Guarantee Period, whichever first occurs.  Seller may market the Vacant Suites by signage on the Property and/or by any other industry accepted methods, all at Seller’s cost.  Seller shall use Bedford’s form of Business Park Net Lease for such leases subject to reasonable modifications.  In the event of a dispute over “reasonable modifications” and Bedford declines to sign the lease, the parties shall submit such dispute for binding arbitration under the rules of the American Arbitration Association to be decided by an independent arbitrator agreed upon by the parties, which arbitration shall be held within two (2) weeks of such election.  If the arbitrator finds that the disputed modification was reasonable, Seller’s obligation to pay rent on the Vacant Suite shall immediately cease.

Seller shall pay all leasing commissions for each lease of a Vacant Suite executed during the Guarantee Period in the amount of not more than 6% of base rent for the first five years of the Lease and not more than 3% thereafter (but not on account of any extension options) payable one-half on lease execution and the balance when the premises receives a certificate of occupancy or the tenant accepts the premises, whichever is earlier.  There shall be no other commission charge to Bedford on account of such leases.  At Closing, Seller shall cause the amount of $55, 000 (Seller’s estimate of all leasing commissions for leasing the Vacant Suites) of Seller’s proceeds to be placed in an account with Escrow Holder for the purpose of paying such commissions (the “ Leasing Account”).   Seller shall have the right to require Escrow Holder to disburse such portions of the Leasing Account as may be necessary to pay any third party brokers as such commissions become due and payable.   If prior to the expiration of the Guarantee Period Seller has secured leases for all of the Vacant Suites and all commissions have become due and payable and paid thereunder, the balance of the Leasing Account shall be disbursed to Seller.  On the expiration of the Guarantee Period, if there are any funds in the Leasing Account, an amount equal to $4.21 multiplied by the number of square feet of Vacant Suites remaining unleased shall be distributed to Bedford and the balance, if any, shall be distributed to Seller.

10.4

Bedford’s Post Closing Obligations.  If Seller has not adjusted the boundary of the Additional Land prior to the Closing Date such that Bedford is provided with a minimum of 649 parking spaces as described in Section 1.2.1 (the “Parking Requirement”) then Bedford shall cooperate with Seller in Seller’s efforts to adjust the property boundary of the Additional Land to meet the Parking Requirement at Seller’s cost and expense.  After there is a lawful subdivision or lot line adjustment of the Additional Land, Bedford shall provide a quitclaim deed to Seller conveying to Seller all of Bedford’s right, title and interest in the portion of the Additional Land not necessary to meet the Parking Requirement.  The duty in this Section 10.4 shall survive the Closing for a period of one year.

ARTICLE 11

CONDITIONS PRECEDENT TO CLOSING

11.1

Bedford’s Conditions.  Anything in this Agreement to the contrary notwithstanding, Bedford’s obligation to acquire the Property and to perform its other covenants and obligations prior to Closing shall be subject to and contingent upon the satisfaction of the following conditions precedent:

11.1.1

Approval of the Property.  By the end of the Inspection Period, Bedford shall provide the Inspection Approval Notice.  The failure of Bedford to provide the Inspection Approval Notice within said time period shall be deemed disapproval, this Agreement shall be terminated, and the Deposit returned to Bedford.

11.1.2

Title Policy.  Bedford’s review and approval of the Title Commitment,  Bedford’s delivery of the Title Notice, and an irrevocable commitment by the Title Company to issue the Title Policy, as provided in Section 4.5.

11.1.3

No Changes.  The physical condition of the Property shall be substantially the same on the Closing Date as on the Agreement Date, reasonable wear and tear excepted.  As of the Closing Date there shall be no litigation or administrative agency or other governmental proceeding of any kind whatsoever, pending or threatened, which after Closing Date would materially adversely affect the value of the Property or the ability of Bedford to operate the Property in the manner it is currently being operated.  As of the Closing Date no proceedings shall be pending or threatened which could cause any adverse modification of the zoning classification of, or of any building or environmental code requirements applicable to the Property, or any portion thereof.

11.1.4

Estoppels.

(a)

Tenants.  Bedford’s review and approval of Tenant estoppel certificates in substantially the form attached hereto as Exhibit G from all Tenants occupying any portion of the Property.  Seller shall prepare the draft estoppel certificates and provide them to Bedford for its review within ten days after the Agreement Date.  Bedford shall provide any comments to Seller within seven days of receipt of the draft estoppel certificates and failure to timely provide comments shall be deemed Bedford’s approval of the draft estoppel certificates.  Said estoppel certificates shall be dated no earlier than forty-five days prior to the Closing Date.  Seller agrees to request each Tenant to execute and deliver its estoppel certificate immediately after receipt of the Inspection Approval Notice.

(b)

Others.  Bedford’s review and approval of estoppel certificates in form and substance reasonably satisfactory to Bedford from all parties to any covenants, conditions and restrictions and all reciprocal easement agreements or other similar agreements affecting the Property.  Said estoppel certificates shall be dated no earlier than forty-five days prior to the Closing Date.  Seller agrees to request each other party to execute and deliver its estoppel certificate as soon as possible after the date hereof, and Seller agrees to use its best efforts to obtain all such estoppel certificates.

(c)

Approval.  Seller shall provide duly executed estoppel certificates from all Tenants.  Not later than five days after receipt by Bedford of all of the required estoppels, Bedford shall provide to Seller and Escrow Holder written notice (the “Estoppel Notice”) of its approval or disapproval of the estoppels, which approval shall not be unreasonably withheld.  Seller may terminate this Agreement upon failure of Bedford to timely provide the Estoppel Notice if such failure is not cured within two business days after Bedford’s receipt of notice of Seller’s intention to terminate.

11.1.5

Lease Status.  On the Closing Date, there shall not exist any material default by any Tenant under any of the Leases known to Seller.

11.1.6

Financial Agreement.  Seller shall have executed and delivered to Escrow two copies of a Financial Agreement and Escrow Instructions in the form of Exhibit H (the “Financial Agreement”) to secure Seller’s obligations under Sections 10.3 of this Agreement.  Seller shall provide Bedford with security for a portion of Seller’s payment obligations under the Financial Agreement through the Escrow Holdback.  Any payment the Seller is obligated to make to Bedford under the terms of the Financial Agreement may be made by Escrow Holder from the Escrow Holdback.

11.1.7

Representations and Warranties and Full Performance.  All representations and warranties of Seller shall be true, accurate and complete as of the Closing Date, and all covenants and agreements of Seller to be complied with or performed prior to or at Closing shall have been complied with and/or performed.

11.2.

Failure of Satisfaction of Conditions.  If any one or more of the matters referred to in each of the subsections of Section 11.1 has not been reviewed and approved or waived in writing by Bedford on or before the date set forth therein for each condition precedent, then such condition precedent shall be deemed unsatisfied, the Deposit shall be returned to Bedford, this Agreement hereby terminated, and neither party shall have any further liability or obligation hereunder, unless the failure of such condition precedent also constitutes a default under or breach of the terms of this Agreement on the part of Seller.  In that event Bedford may, at its option, exercise its rights under Section 14.2.

ARTICLE 12

REPRESENTATIONS & WARRANTIES

12.1

Seller Warranties.  Seller hereby represents and warrants to Bedford as follows (each of which representations and warranties is true and correct on the date hereof and will be true and correct on (and restated as of) the Closing Date, and each of which shall survive the Closing Date for a period of twelve (12) months, after which no action may be commenced with regard to any such representation or warranty):

12.1.1

Entity.  With respect to Seller and its business:

(i)

Authority.  Seller has all necessary power and authority to own, use and transfer its properties (including the Property) and to transact the business in which it is engaged, and holds all licenses and permits necessary and required therefore, and has full power and authority to enter into this Agreement, to execute and deliver the documents required of Seller herein, and to perform its obligations hereunder.

(ii)

Approvals.  Seller is duly authorized to execute and deliver and perform this Agreement, any other related documents and instruments and the transaction contemplated hereby or incidental hereto without any other approval or consent from any other party; and this Agreement and the other documents required of Seller hereunder shall be binding on and enforceable against Seller.

(iii)

FIRPTA.  Seller is not a foreign person or entity under Section 1445 of the Code.

12.1.2

Title.  With respect to the Property and the ownership thereof:

(i)

Real Property.  Seller is the owner of fee simple title to the Property.

(ii)

Personal Property.  Seller is the owner of good title to all Personal Property free and clear of any and all liens, security interests, conditions, restrictions, agreements, encumbrances and the like, whether filed or not.

12.1.3

Leases.  The list of the current Leases set forth in the Rent Roll is true and correct as of the Agreement Date.  Except for the Leases, there are no other leases, licenses or other agreements providing a party any right of occupancy of the Property which would become an obligation of Bedford after the Closing Date.  With respect to the Leases:

(i)

Each Lease has been duly and validly executed and delivered by Seller and, to the best of Seller’s knowledge, by each respective tenant thereto and is in full force and effect.

(ii)

There has been no assignment or subletting authorized by Seller of the Tenant’s interest under any Lease or release of any guarantor of the Tenant’s obligations except as specifically provided in the Rent Roll.

(iii)

The copy of each Lease delivered by Seller to Bedford is true and accurate and is unmodified except as set forth in any amendments delivered to Bedford.  There are no understandings, oral or written, between the parties to the Lease which in any material manner vary the obligations or rights of either party.

(iv)

Seller has not received notice of default by Seller under any Lease and there is no default by a Tenant under a Lease, except as shown in the Rent Roll.

(v)

Except as set forth in each Lease, no Tenant has a right of refusal, option right or other right to purchase all or any portion of a Property.

(vi)

The amount of any security deposit held by or for the benefit of Seller under each Lease or any extension or expansion of any Lease is set forth on the Rent Roll and in the Lease with such Tenant.

(vii)

No rent under any Lease has been paid for more than thirty (30) days in advance, except as noted in the rent roll and estoppels of tenants.

(viii)

All leasing commissions for the Leases, including extensions or expansions of the Leases in effect as of the Agreement Date, have been paid.  There are no unpaid deferred leasing commissions for any existing Leases that will not be paid by Seller at or prior to the Closing.

(ix)

Seller has no knowledge or notice of: (a) any Tenant of the Property under any Lease intending to vacate premises leased by such Tenant prior to the termination of its Lease; (b) any right of offset against rent claimed by any Tenant of the Property; (c) any assertion by any Tenant of the Property of rights to improvements; or (d) the filing of any petition under the bankruptcy law or state insolvency laws or laws for the reorganization of debtors by any Tenant or its creditors.

(x)

There are no free rent, operating expense abatements, incomplete tenant improvements, rebates, allowances or other unexpired concessions or any termination, extension, cancellation or expansion rights under any existing Lease except as disclosed by Seller ..

12.1.4

Service Contracts.  There are no known service, supply, maintenance, leasing or management agreements affecting the Property or the operation of any part thereof, that will survive the Close of Escrow.

12.1.5

Other Contracts.  There are no written or oral: (i) leases or conditional sales agreements for any of the Personal Property; (ii) sign agreements or licenses; or (iii) other commitments or agreements incidental to the management, operation, leasing or ownership of the Property except the Leases and the service contracts that will be terminated by Seller at Closing.

12.1.6

Due Diligence Materials.  To the best of Seller’s knowledge, copies of the Due Diligence Materials to be delivered to Bedford as provided in this Agreement are true, accurate and complete copies of all documents comprising the Due Diligence Materials, with all supplements, amendments and exhibits thereto.  There are no modifications or other agreements, written or oral, affecting the Due Diligence Materials other than as expressly set forth in the copies delivered to Bedford.  All financial, income, and expense statements included in the Due Diligence Materials have been maintained in accordance with generally accepted accounting principles consistently applied.

12.1.7

Litigation.  There is no litigation, claim, audit, action, or proceeding pending affecting the Property in any manner.  To the best of Seller’s knowledge, there is no threatened litigation, claim, audit, action, or proceeding by any public board or body, any governmental or administrative agency or instrumentality, any Tenant, or by any other person or entity affecting the Property in any manner.

12.1.8

Condemnation.  There is no pending or, to the best of Seller’s knowledge, threatened condemnation, environmental, zoning or other land-use regulation proceeding against the Property or any portion thereof.  Seller has no knowledge or notice of any public request, plans or proposals for changes in access or other municipal improvements that may affect the Property or result in a tax, levy or assessment against the Property or otherwise detrimentally affect the use, operation or value of the Property.

12.1.9

Utilities.  The Property is served by all utilities necessary for the operation thereof and such utilities are adequate with respect to service and capacity for the operation thereof.  All billed utility charges payable by Seller with respect to the Property have been paid and no utility is making any claims for any due or past due statements.

12.1.10  Zoning and Violations.  To the best of Seller’s knowledge, the Property is zoned to permit the operations of the Improvements in accordance with their current use as of the date hereof, and the present use and operation does not constitute a non-conforming use and is not subject to a variance.  Seller has no knowledge or notice of any alleged violation of any fire, zoning, building, or health law, regulation or ruling, whether federal, state or local, or of any other alleged violation of law which affect the Property.

12.1.11  Defects.  To the best of Seller’s knowledge, there are no material physical or mechanical defects at the Property, including, without limitation, the structural and load-bearing components of the Property, the roof(s), the parking lot(s), the plumbing, drainage, heating, air conditioning, electrical, mechanical and life safety systems, and all such items are in good operating condition and repair.  To the best of Seller’s knowledge, no part of any of the Improvements on the Property encroaches upon any property adjacent thereto or upon any easement, nor is there any encroachment or overlap upon the Property, except parking lot improvements as disclosed on the Survey.

12.1.12  Environmental.  With respect to environmental matters affecting the Property:

(i)

To the best of Seller’s knowledge, the Property is not in violation of any of the Environmental Laws.  Neither Seller, nor to the best of Seller’s knowledge any third party, has engaged in any operations or activities upon, or any use or occupancy of the Property, or any portion thereof, for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Materials on, under or in the Property, or transported any Hazardous Materials to, from or across the Property in violation of the Environmental Laws.  Seller has not given notice to any Tenant regarding any such activity.

(ii)

To the best of Seller’s knowledge, no Hazardous Materials have been constructed, deposited, stored, or otherwise located on, under or in the Property by Seller or  by any third party, including, without limitation, any Tenant at the Property in violation of applicable law.

(iii)

Seller has not received notice nor to the best of Seller’s knowledge have any Hazardous Materials migrated from other properties upon or beneath the Property.

(iv)

There are no underground storage tanks at the Property.

12.1.13  Geological.  To the best of Seller’s knowledge, there is no adverse geological or soil condition affecting the Property except as disclosed in geographic reports provided to or obtained by Bedford.

12.1.14  Liens.  There are no mechanic’s, materialman’s or similar claims or liens claimed against the Property for work performed or commenced on the Property.

12.1.15  Disclosure.  No representation or warranty by Seller herein, nor to the best of Seller’s knowledge, any certificate or other writing furnished or to be furnished by Seller to Bedford pursuant hereto or in connection with the transaction contemplated hereby, contains any untrue statement of fact, or omits or will omit to state a fact necessary to make the statements contained herein or therein not misleading.

12.1.16  Compliance.  To the best of Seller’s knowledge, the Property and all improvements thereon, including the Improvements, and the use and operation thereof, are and will be at the Closing in compliance with all applicable laws, ordinances, rules and regulations.  Seller has not received from any insurance company or Board of Fire Underwriters any notice of any defect or inadequacy in connection with the Property or its operation.

12.1.17  Licenses, Permits and Entitlements.  None of the Improvements constructed pursuant to any development agreement, variance, conditional use permit or similar waiver of applicable zoning laws, has any conditions precedent or subsequent to development approvals remaining to be performed by Seller or any owner with respect to such Improvements.  Seller has not entered into any pending commitment or agreement, nor to Seller’s knowledge has its predecessor entered into such a commitment or agreement, with a governmental agency with respect to the Property.

12.1.18  Taxes and Assessments.  To the best of Seller’s knowledge, and except as disclosed in the Title Commitment, there is no existing or proposed assessment that has or may become a lien on the Property.

12.1.19   Seller’s Knowledge.   As used in this Agreement, any reference to “Seller’s knowledge,”  “known to Seller,” or words of similar import shall mean the actual, current knowledge of Michael Carroll, Jess Pettit, Rob Thomas or Jill Warren.

12.2

Bedford Warranties.  Bedford hereby represents and warrants to Seller as follows (each of which representations and warranties is true and correct on the date hereof and will be true and correct on (and restated as of) the Closing Date, and each of which shall survive the Closing Date):

12.2.1

Authority.  Bedford has all necessary power and authority to own, use and transfer its properties (including the Property) and to transact the business in which it is engaged, and holds all licenses and permits necessary and required therefore, and has full power and authority to enter into this Agreement, to execute and deliver the documents required of Bedford herein, and to perform its obligations hereunder.

12.2.2

Approvals.  Bedford is duly authorized to execute and deliver this Agreement and all documents and instruments and the transaction contemplated hereby or incidental hereto without approval or consent from any party.

12.2.3  Bedford's Investigation.  Bedford represents and warrants that Bedford is relying on its own investigation of the Property and the feasibility of this transaction, and except for the representations and warranties set forth in Section 12.1 of this Agreement, Bedford is not relying on any representations or warranties from Seller or its agents concerning the Property, the fitness thereof for Bedford's intended purposes, governmental regulation of the Property, or concerning any adjacent property.  Bedford agrees that except for Seller's express representations and warranties set forth in Section 12.1, Seller is selling the Property "AS IS."  Except as specifically provided in this Agreement, Seller does not warrant as correct the information contained in any reports, surveys, plans, specifications, and other documentation concerning the Property delivered to Bedford by Seller.  Bedford will independently verify any information contained in such documentation, and, except as otherwise provided in this Agreement, Seller shall not be held liable for any inaccurate information therein.  Without limiting the foregoing, Bedford acknowledges that, except for the representations and warranties set forth in Section 12.1 of this Agreement, neither Seller nor its consultants, brokers or agents have made any other representations or warranties of any kind upon which Bedford is relying, and specifically disclaims any warranty, as to matters concerning the Property, including without limitation, the condition of the Property; the condition of title to the  Property; the existence of hazardous materials at the Property; current economic conditions, economic projections or market studies with respect to the Property; development rights; taxes; bonds; covenants, conditions and restrictions affecting the Property; drainage or soils conditions at the Property; utility services; zoning, environmental and/or building laws or regulations affecting the Property; or compliance of the Property with any applicable laws and regulations.  Bedford agrees and acknowledges that, as of the Close of Escrow, Bedford shall have made such feasibility studies, investigations, title searches, environmental studies, engineering studies, inquires of governmental officials, and all other inquiries and investigations as Bedford shall deem necessary to satisfy itself as to the condition and quality of the Property.  By proceeding with Close of Escrow, Bedford acknowledges that it has been given ample opportunity to inspect the Property.

ARTICLE 13

OPTION

13.1

Grant of Option.   Subject to the conditions precedent set forth in Section 13.2 hereof, Optionor grants to Bedford the exclusive right and option (the “Option”) to purchase either:  (a) “Option Parcel 1” or (b) both “Option Parcel 1” and “Option Parcel 2” (but not Option Parcel 2 by itself) as such Parcels are described on Exhibit I attached (collectively the “Option Property”).  The Option is on the following terms.  The purchase price for the Option Property shall be $10.50 multiplied by the net square footage of the Option Property shown on the Survey (the “Option Property Price”).  The Purchase Price shall be paid by Bedford in cash at the Close of the Option Escrow.

13.2

Conditions Precedent.  The Option granted to Bedford hereunder shall be subject to each of the following conditions precedent:  (a) closing shall have occurred on the Property under the terms of this Agreement, (b) Bedford shall have performed all of its post closing obligations under the Agreement, and (c) no action shall have been instituted against Bedford under the Federal Bankruptcy Code or similar State of federal law.

13.3

Time for Exercise.  This option must be exercised by Bedford in the manner set forth in Section 13.4, if at all, prior to 5:00 p.m., San Francisco time, on the 90th day following the Close of Escrow.

13.4

Exclusive Manner of Exercise.  If Bedford elects to exercise this Option, Bedford shall do so by (a) duly executing and delivering to Seller and the Title Company a written notice of exercise stating whether Bedford is buying (i) “Option Parcel 1” or (ii) both “Option Parcel 1” and “Option Parcel 2” and (b) depositing with the Title Company a deposit in the amount of $10,000 which shall be treated as the Deposit as used in this Agreement (the “Option Escrow”).  Timely satisfaction of the actions described in subparagraphs (a) and (b) shall be the sole and exclusive manner of exercising the Option.  Escrow shall close on the Option Property not later than 15 days following the delivery of the notice of exercise of the Option by Bedford depositing the full amount of the Option Property Price in the Option Escrow and Optionor depositing a grant bargain and sale deed conveying fee simple title Option Property being purchased by Bedford as approved pursuant to Section 4.4 of this Agreement.  Closing costs and prorations shall be allocated in accordance with Sections 8.7.1, 8.7.2, 8.7.3, 8.7.4, and 8.8.1 of this Agreement.

ARTICLE 14

LIQUIDATED DAMAGES

14.1

BEDFORD’S LIQUIDATED DAMAGES.  THE PARTIES HAVE DISCUSSED AND NEGOTIATED IN GOOD FAITH UPON THE QUESTIONS OF DAMAGES TO BE SUFFERED BY SELLER IN THE EVENT BEDFORD DEFAULTS UNDER THIS AGREEMENT AND THE CLOSING DOES NOT OCCUR AS A RESULT, AND THEY HEREBY AGREE THAT SELLER’S ACTUAL DAMAGES IN THE EVENT OF SUCH A BREACH WOULD BE IMPRACTICAL OR EXTREMELY DIFFICULT TO DETERMINE.  ACCORDINGLY, THE PARTIES AGREE THAT LIQUIDATED DAMAGES IN THE AMOUNT OF THE DEPOSIT THEN MADE UNDER THIS AGREEMENT, ARE AND WILL BE REASONABLE.  IN THE EVENT OF SUCH DEFAULT AND FAILURE TO CLOSE, SELLER’S SOLE RECOURSE SHALL BE TO RECEIVE SUCH LIQUIDATED DAMAGES, AND BEDFORD SHALL HAVE NO ADDITIONAL LIABILITY WHATSOEVER, EXCEPT FOR ANY INDEMNITY OBLIGATIONS OF BEDFORD UNDER SECTIONS 5.1 AND 15 OF THIS AGREEMENT.

INITIALS:

Seller: /s/L. W. S.

Bedford: /s/ S. M. S.

14.2

Seller’s Default.  If the sale of the Property is not consummated because of a default under this Agreement on the part of Seller or if a condition precedent cannot be fulfilled because Seller frustrated such fulfillment by some affirmative act or negligent omission, Bedford may either (1) terminate this Agreement by delivery of notice of termination to Seller, whereupon (a) the Deposit shall be immediately returned to Bedford, and (b) Seller shall pay to Bedford any title, escrow, legal and inspection fees incurred by Bedford and any other expenses incurred by Bedford in connection with the performance of its due diligence review of the Property, including, without limitation, environmental and engineering consultants’ fees and expenses, which shall not exceed $ 25 ,000 in the aggregate, and neither party shall have any further rights or obligations hereunder, or (2) continue this Agreement pending Bedford’s action for specific performance which must be filed within thirty (30) days of such default or shall be deemed waived.

ARTICLE 15

BROKER’S COMMISSION

Except as set forth herein, Seller and Bedford each represents and warrants to the other that it has not used any broker, agent, finder or other person in connection with the transaction contemplated hereby to whom a brokerage or other commission or fee may be payable, other than the Broker.  Seller shall pay a commission to the Broker in accordance with the terms of a separate agreement.  Each party indemnifies and agrees to defend, protect and hold the other harmless from any claims resulting from the breach by the indemnifying party of the warranties and representations in this Article 15.

ARTICLE 16

GENERAL PROVISIONS

16.1

Notice.  Any notice, request, demand, consent, approval or other communication (any of which is hereinafter called “Notice”) provided or permitted under this Agreement shall be in writing, signed by the party giving such Notice, and shall be deemed to have been given:  (a) upon hand delivery prior to 5:00 p.m. local time of the recipient, (b) one day after accepted by Fed Ex or other reliable overnight courier service for delivery the next business day , (c) upon delivery if transmitted by facsimile prior to 5:00 p.m. of the recipient, or ( d ) two days after the postmark date if deposited in the United States mail, registered or certified mail, postage prepaid, return receipt required, and addressed as follows:

If to Bedford:

Bedford Property Investors, Inc.

270 Lafayette Circle

Lafayette, CA 94549

Attn.:  Stephen M. Silla

Fax:  (925) 283-8480

With a copy to:

Bedford Property Investors, Inc.

270 Lafayette Circle

Lafayette, CA 94549

Attn.:  Dennis Klimmek

Fax:  (925) 283-8480

If to Seller and/or Optionor:

Jackson-Shaw / Northport Limited Partnership

Jackson-Shaw / Northport III Limited Partnership

c/o Jackson–Shaw Company

4890 Alpha Road, Suite 100

Dallas, Texas  75244-4639

Attn.:  Jill Warren

Fax:  (972) 628-7444

With a copy to:

Jackson-Shaw / Northport Limited Partnership

Jackson-Shaw / Northport III Limited Partnership

c/o Jackson – Shaw Company

3900 S. Paradise Road, Suite 101

Las Vegas, Nevada  89109-0932

Attn:  Mike Carroll

Fax:  (702) 732-7229

And:

Goold Patterson Ales Roadhouse & Day

4496 S. Pecos Road

Las Vegas, Nevada  89121-5030

Attn:  Jeffrey D. Patterson, Esq.

Fax:  (702) 436-2650

If to Escrow Holder:

To the address set forth in Section 1.2.7.

Any party may change its address for purpose of receipt of any such Notice by providing notice as set forth herein.

16.2

Headings.  The titles and headings of the various Articles and sections hereof are intended solely for means of reference and are not intended for any purpose whatsoever to modify, explain or place any construction on any of the provisions of this Agreement.

16.3

Severability.  If any of the provisions of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement by the application of such provision or provisions to persons or circumstances other than those as to whom or which it is held invalid or unenforceable shall not be affected thereby, and every provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16.4

Attorneys’ Fees.  If a dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Agreement, then the party not prevailing in such dispute shall pay any and all costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs, attorneys’ fees and disbursements.  Attorneys’ fees and other expenses incurred by either party in enforcing a judgment in its favor under this Agreement shall be recoverable separately from and in addition to any other amount included in such judgment.  Such attorneys’ fees obligation is intended to be severable from the other provision of this Agreement and to survive and not be merged into any such judgment.

16.5

Integration.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and may not be modified, amended or otherwise changed in any manner except by a writing executed by the party against whom enforcement is sought.  All exhibits attached hereto are incorporated herein by reference.

16.6

Successors and Assigns.  This Agreement and all covenants, terms and provisions contained herein shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assignees.

16.7

Assignment.  Seller may not assign its rights hereunder without the prior written consent of Bedford.  Bedford may assign its rights hereunder only to an affiliate of Bedford and only so long as Bedford covenants to remain responsible for full performance hereof through the Close of Escrow.

16.8

Time of the Essence.  Time is of the essence of every provision of this Agreement.

16.9

Possession.  Possession of the Property shall be delivered to Bedford on the Closing Date, subject to existing Leases.

16.10

Construction.  The parties acknowledge that with respect to the transactions contemplated herein:  (a) each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits thereto; (b) neither party has received from the other any accounting, tax, legal or other advice; and (c) each party has relied solely upon the advice of its own accounting, tax, legal and other advisor.

16.11

Exclusivity.  Seller agrees not to market the Property or show the Property to any other prospective purchasers or to negotiate for the placement of mortgage financing on the Property during the term of this Agreement.

16.12

Survival.  All representations and warranties by the respective parties contained herein or made in writing pursuant to this Agreement are intended to and shall remain true and correct as of the time of Closing, shall be deemed to be material, and shall survive the Closing Date and the recordation of the Deed for a period of one (1) year.  All obligations of Seller and Bedford stated in this Agreement, including any indemnification obligations, shall survive the Closing Date for a period of one (1) year.

16.13

Confidentially and Publicity.  The parties shall at all times keep this transaction and any documents received from each other confidential, except to the extent necessary to (a) comply with applicable law and regulations, or (b) carry out the obligations set forth in this Agreement.  Any such disclosure to third parties shall indicate that the information is confidential and should be so treated by the third party.  Seller shall not make any press release or other public disclosure concerning this transaction without the prior written consent of Bedford.

16.14

Counterpart and Facsimile Signatures.  This Agreement may be executed in two or more counterparts, each of which is deemed an original, but all of which when taken together shall constitute one agreement.  Signatures received by facsimile transmission shall be of the same force and effect as original signatures.

16.15

Governing Law.  The laws of the State of Nevada shall govern this Agreement and any question arising hereunder shall be construed or determined according to such law.

16.16

No Offer.  The submittal of a draft of this Agreement, or the execution of this Agreement by either party, shall not constitute an offer.  Neither party to this Agreement shall be bound to any of its terms until both parties have executed this Agreement and each party has received an original or facsimile signature copy.

ARTICLE 17

1031 EXCHANGE

Seller agrees to cooperate with Bedford in completing an exchange qualifying for nonrecognition of gain under Code section 1031 and the applicable provisions of the California Revenue and Taxation Code.  Bedford reserves the right to convert this transaction to an exchange at any time before the Closing Date so long as Closing is not delayed thereby.  Seller and Bedford agree, however, that consummation of the transaction contemplated by this Agreement is not predicated or conditioned on completion of such an exchange.  If Bedford elects to complete an exchange, Seller shall execute all escrow instructions, documents, agreements, or instruments reasonably requested by Bedford to complete the exchange.  Seller shall incur no additional liabilities, expenses, or costs as a result of or connected with the exchange, and Bedford shall indemnify, defend and hold Seller harmless from any such liability, expense or cost.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

BEDFORD: Bedford Property Investors, Inc., a Maryland corporation By: /s/ Stephen M. Silla Stephen M. Silla, Senior Vice President Date: November 3, 2003

SELLER:

Jackson-Shaw/Northport Limited Partnership, a Nevada limited partnership

By: Jackson-Shaw / Nevada, Inc., a  Nevada corporation, its general partner

By: /s/ Lewis W. Shaw II

Name: Lewis W. Shaw II

Title: President

Date:  November 4, 2003

OPTIONOR:  [acknowledging Article 13 only]

Jackson-Shaw / Northport III Limited Partnership,

a Nevada limited partnership

By: Jackson-Shaw / Nevada, Inc.

       a Nevada corporation, its General Partner

       By:  /s/ Lewis W. Shaw II

       Name:  Lewis W. Shaw II

       Title:  President

       Date::  November 4, 2003

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Northport/Purchase Contract 12/16/03

EXHIBIT A

Legal Description

All of that certain real property located in Clark County, Nevada described as follows:

Lots Two (2) and Three (3) of Cheyenne & Allen Commercial Subdivision, as shown by map thereof on file in Book 93 of Plats, Page 19, in the Office of the County Recorder of Clark County, Nevada.

Assessor’s Parcels Nos. 139-18-511-002 and 139-18-511-003

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Northport/Purchase Contract 12/16/03

EXHIBIT A1

Legal Description of Additional Land

All of that certain real property located in Clark County, Nevada described as follows:

[If no legal description is supplied at the time of execution of this Agreement, the legal description shall be as approved by Bedford in connection with its title review under Article 4 of this Agreement.]

Being a portion of Assessor’s Parcel No. 139-18-511-005

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Northport/Purchase Contract 12/16/03

EXHIBIT B

Description of Personal Property

The following Personal Property is to be conveyed by Seller to Bedford in accordance with the terms of this Agreement.  Unless the word “None” is set forth below, if no property is listed on this Exhibit B the list of Personal Property shall be agreed upon by Bedford and Seller within twenty days after the Agreement Date.

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Northport/Purchase Contract 12/16/03

EXHIBIT C

|

Order No.

|

Escrow No.

|

Loan No.

|

|

|

When Recorded Mail To:

|

|

D. E. Green

|

Bedford Property Investors, Inc.

|

270 Lafayette Circle

|

Lafayette, CA 94549

|

|

|

Space above this line for Recorder's Use

____________________________________|________________________________________________________

GRANT BARGAIN AND SALE DEED

FOR VALUE RECEIVED, Jackson-Shaw/Northport Limited Partnership, a Nevada limited partnership (“Grantor”), grants to Bedford Property Investors, Inc., a Maryland corporation (“Grantee”), all that certain real property (“Property”) located in the County of Clark, State of Nevada, as more particularly described on Exhibit A attached hereto.

This Grant Deed is made by Grantor and accepted by Grantee subject to: (i) non-delinquent real property taxes and assessments; (ii) all covenants, conditions, restrictions and easements and all rights of way (iii) all matters ascertainable by a reasonable inspection or survey of the Property; and (iv) all matters affecting the condition of title to the Property suffered or created by or with the written consent of Grantee.

IN WITNESS WHEREOF, Grantor has executed this Grant Deed this ____ day of __________, 2003.

“Grantor”:

Jackson-Shaw/Northport Limited Partnership, a Nevada limited partnership

By: Jackson-Shaw / Nevada, Inc.

       a Nevada corporation, its general partner

By: _____________________________

Name: ___________________________

Title: ____________________________

STATE OF NEVADA

)

)

SS.

COUNTY OF CLARK

)

This instrument was acknowledged before me on ________________, 2003, by ________________ as _______________ of Jackson-Shaw / Nevada, Inc., a Nevada corporation, the general partner of Jackson-Shaw / Northport Limited Partnership, a Nevada limited partnership.

(SEAL)

_________________________________________

Notary Public

My Commission Expires:

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Northport/Purchase Contract 12/16/03

EXHIBIT D

Bill of Sale and Assignment

This Bill of Sale and Assignment is made this ___ day of ___________, 2003, by and between Jackson-Shaw/Northport Limited Partnership (“Assignor”), and Bedford Property Investors, Inc., a Maryland corporation (“Assignee”).

1.

For good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, Assignor hereby sells, transfers, assigns and conveys to Assignee, the following:

a.

All right title and interest of Assignor, if any, in and to all tangible personal property (“Personal Property”) located on, and used in connection with the management, maintenance or operation of that certain land and improvements located in the County of Clark, State of Nevada, as more particularly described in Exhibit 1 attached hereto and made a part hereof (“Real Property”), but excluding tangible personal property owned by the tenants of the Real Property or owned by other third parties or leased to Seller and excluding fixtures and improvements which are being transferred to Assignee by a Grant Bargain and Sale Deed to be recorded in the County Recorder’s Office in the County of Clark (“Deed”).

b.

All right, title and interest of Assignor, if any, in and to any warranties pertaining to the Real Property, any signs, telephone listings, permits and licenses for the Property.

c.

All right, title and interest of Assignor in and to those certain leases (the “Leases”) shown on the Rent Roll attached hereto as Exhibit 2 and made a part hereof relating to the leasing of space in the Real Property and all of the rights, interests, benefits and privileges of the lessor thereunder, but subject to all terms conditions, reservations and limitations set forth in the Leases.

2.

This Bill of Sale and Assignment is given pursuant to that certain Purchase Agreement and Escrow Instructions (the “Agreement”) dated as of October ___, 2003, between Assignor and Assignee, providing for, among other things, the conveyance of the Personal Property and the Leases.

3.

The Personal Property conveyed hereunder is conveyed by Assignor and accepted by Assignee as is, where is, and without any warranties regarding the existence, location or condition of any Personal Property or any other warranties of whatsoever nature, express or implied, regarding the Personal Property.  It is the intention of Assignor and Assignee expressly to negate and exclude all warranties, including, without limitation, the implied warranties of merchantability and fitness for any particular purpose.

4.

Assignee hereby accepts the assignment of the Personal Property and the Leases and agrees to assume and discharge, in accordance with the terms thereof, all of the obligations thereunder from and after the date of the recording of the Deed.

5.

Except for tenant improvement, lease commission and other obligations related to any Leases that have been expressly assumed by Assignor in the Agreement, Assignee agrees to indemnify and hold harmless Assignor from any cost, liability, damage or expense (including attorneys’ fees) arising out of or relating to Assignee’s failure to perform any of the foregoing obligations arising from and accruing on or after the date of the recording of the Deed.

6.

Assignor agrees to indemnify and hold harmless Assignee from any cost, liability, damage or expense (including attorneys’ fees) arising out of or relating to Assignor’s failure to perform any of the obligations arising under the Leases or arising before the date of the recording of the Deed.  Assignor further agrees to indemnify and hold harmless Assignee from any cost, liability, damage or expense (including attorneys’ fees) arising out of or relating to tenant improvement, lease commission and other obligations related to any Leases that have been expressly assumed by Assignor in the Agreement.

7.

This Bill of Sale and Assignment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Bill of Sale and Assignment as of the date first above written.

ASSIGNOR: Jackson-Shaw/Northport Limited Partnership, a Nevada limited partnership By: _____________________________ Name: ___________________________ Title: ____________________________	ASSIGNEE: Bedford Property Investors, Inc., a Maryland corporation By: _____________________________ Stephen M. Silla Senior Vice President

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Northport/Purchase Contract 12/16/03

EXHIBIT E

Rent Roll

Rent Roll to be attached by Seller prior to execution of the Agreement

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Northport/Purchase Contract 12/16/03

EXHIBIT F

Notice To Tenants

______________, 2003

Tenant:

___________________________

___________________________

___________________________

Re:

Change of Ownership

Northport Business Center

You are hereby notified that as of the date of this letter, Jackson-Shaw/Northport Limited Partnership sold the captioned property to Bedford Property Investors, Inc., a Real Estate Investment Trust (“Bedford”).  Effective today, all lease payments and other charges due under your lease, including delinquent rent, are to be paid to Bedford at the following address:

Bedford Property Investors, Inc.

Lockbox #73048 – [Northport Business Center]

P. O. Box 60000

San Francisco, CA 94160-3048

The on-site management of the property will be handled by Bedford.  Any notices relating to operational matters at the property should be sent to ______________________________ Attention:  _________________ (the “Property Manager”).  Please also send a copy of the notice to James R. Moore, Jr. at the address in the next paragraph.

All legal notices under your lease should be sent to Bedford Property Investors, Inc., 270 Lafayette Circle, Lafayette, CA 94549, Attention:  James R. Moore, Jr., President and Chief Operating Officer.

Bedford acknowledges that it now holds and is responsible for administering your security deposit under the terms of the lease in the amount of $_______.

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Northport/Purchase Contract 12/16/03

If you are required to furnish a certificate of liability insurance to the landlord under your present lease agreement, please obtain such certificate promptly, naming Bedford Property Investors, Inc. as an additional insured.  Send the required certificates to Bedford to the attention of the Property Manager identified above.  Thank you.

Sincerely,

Bedford Property Investors, Inc.

By:  ______________________________

Stephen M. Silla

Senior Vice President

Jackson-Shaw/Northport Limited Partnership

By: _____________________________

Name: ___________________________

Title: ____________________________

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Northport/Purchase Contract 12/16/03

EXHIBIT G

Tenant Estoppel Certificate

To:

Bedford Property Investors, Inc. (“Bedford”)

270 Lafayette Circle

Lafayette, CA 94549

Bank of America N.T. & S.A. ("Bank"), as Administrative Agent

Commercial Real Estate Services Division

50 California Street, 11th Floor

San Francisco, California 94111

Attn.:  Shirley Lee

Re:

Lease Dated:

__________________________________

Current Landlord:

Jackson-Shaw/Northport Limited Partnership (“Landlord”)

Tenant:

_________________________ (“Tenant”)

Premises:

Approximately ____________ square feet

located at _____ North Las Vegas, Nevada (“Premises”)

Ladies and Gentlemen:

The undersigned, Tenant under the above-described lease, hereby certifies to you as of the date hereof the following:

1.

Tenant is the present owner and holder of the tenant’s interest under the lease described above, as it may be amended to date (the “Lease”).  The Lease covers the Premises referenced above, located within the building (the “Building”) at the address set forth above.

2.

(a)

The attached Exhibit 1 accurately identifies the Lease and all of the modifications, amendments, supplements, side letters, addenda and riders of and to it.

(b)

The term of the Lease commenced on _______________, 20___, and will expire on _____________________, including any presently exercised option or renewal term.  Tenant has no option or right to renew, extend or cancel the Lease, or to lease additional space in the Premises or Building (except as specified in _____________________, a copy of which is attached hereto).  The Lease provides that in addition to the Premises, Tenant has the right to use or rent ________ parking spaces in or near the Building during the term of the Lease.

(c)

Tenant has no option or preferential right to purchase all or any part of the Premises (or the land or Building of which the Premises are a part), and has no right or interest with respect to the Premises or the Building other than as Tenant under the Lease (except as specified in ____________, a copy of which is attached hereto).

(d)

The annual minimum rent currently payable under the Lease is $_____________, and such rent has been paid through the month of ____________, 2003, in the amount of $_____________ base rent plus $__________ CAM, $__________ taxes and $_________ insurance.

(e)

Tenant has made no agreement with Landlord or any agent, representative or employee of Landlord concerning free rent, partial rent, rebate of rental payments or any other similar rent concession (except as expressly set forth in ______________, a copy of which is attached hereto).  Tenant is not entitled to any credit against any rent or other charge or rent concession under the Lease except as set forth in the Lease.  No rental payments have been made more than one month in advance.

(f)

Landlord currently holds a security deposit in the amount of $___________, which is to be applied by Landlord or returned to Tenant in accordance with the Lease.  Tenant acknowledges and agrees that Bank shall have no responsibility or liability for any security deposit, except to the extent that any security deposit shall have been actually received by Bank.

3.

(a)

The Lease is in full force and effect and constitutes the entire agreement between Tenant and Landlord with respect to the Premises, and has not been modified, changed, altered or amended except as shown in Exhibit 1.  There are no other agreements, written or oral, which affect Tenant’s occupancy of the Premises.

(b)

Tenant has provided all insurance required of Tenant under the Lease and all premiums have been paid.

(c)

To the best knowledge of Tenant, no party is in default under the Lease and no event has occurred which, with the giving of notice or passage of time, or both, would constitute such a default.

(d)

The interest of Tenant in the Lease has not been assigned or encumbered.

(e)

All contributions required by the Lease to be paid by Landlord to date for improvements to the Premises have been paid in full and all of Landlord’s obligations with respect to tenant improvements have been fully performed.  Tenant has accepted the Premises, subject to no conditions other than those set forth in the Lease.

(f)

Neither Tenant nor any guarantor of Tenant’s obligations under the Lease is the subject of any bankruptcy or other voluntary or involuntary proceeding, in or out of court, for the adjustment of debtor-creditor relationships.

4.

Tenant represents and warrants that it has not used, generated, released, discharged, stored or disposed of any Hazardous Substances on, under, in or about the Building or the land on which the Building is located, other than in the ordinary and commercially reasonable course of Tenant’s business in compliance with all applicable laws.  Except for such legal and commercially reasonable use by Tenant, Tenant has no actual knowledge that any Hazardous Substance is present, or has been used, generated, released, discharged, stored or disposed of by any party on, under, in or about such Building or land.  Tenant has no actual knowledge of any underground storage tanks on the property.

As used here, "Hazardous Substance" means any substance, material or waste (including petroleum and petroleum products) which is designated, classified or regulated as being "toxic" or "hazardous" or a "pollutant" or which is similarly designated, classified or regulated, under any federal, state or local law, regulation or ordinance.

5.

Tenant acknowledges the right of Bedford, Bank and Bedford’s future lenders to rely upon the statements and representations of Tenant contained in this Certificate and further acknowledges that any purchase by Bedford of the property which includes the Premises and the Building, and any loan made by Bank to Bedford and secured in whole or in part by the property which includes the Premises and the Building, will be made and entered into in material reliance on this Certificate.  Tenant hereby agrees to furnish Bank or Bedford with such other and further estoppel certificates as Bank or Bedford may reasonably request.

"Tenant"

_____________________________________

a ____________________________________

By: __________________________________

Name: _______________________________

Title: _________________________________

Date: _________________________________

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Northport/Purchase Contract 12/16/03

EXHIBIT 1

Lease Documents

The following constitute the Lease and all of the modifications, amendments, supplements, side letters, addenda and riders of and to it:

1.

2.

3.

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Northport/Purchase Contract 12/16/03

EXHIBIT H

FINANCIAL AGREEMENT AND ESCROW INSTRUCTIONS

This Financial Agreement and Escrow Instructions (the “Financial Agreement” or “Instructions”), with an Effective Date of ________________, 2003, is entered into by and between Bedford Property Investors, Inc., a Maryland corporation (“Bedford”), and Jackson-Shaw / Northport Limited Partnership, a Nevada limited partnership (“Owner”).

RECITALS

A.

On ___________, 2003, pursuant to a Purchase Agreement and Escrow Instructions dated October ___, 2003 (the “Purchase Agreement”), Bedford purchased from Owner certain real property commonly described as the southeast corner of Cheyenne Avenue and Barnett Avenue, North Las Vegas, Clark County, Nevada, along with six buildings containing approximately 126,209 rentable square feet of space located thereon (hereinafter the “Property”).  Unless otherwise provided, capitalized terms used herein shall have the same meanings as in the Purchase Agreement.

B.

Owner and Bedford agree that a portion of the Purchase Price will be held in a separate escrow account as security for obligations of Owner under the Purchase Agreement.  Owner has guaranteed the payment to Bedford of certain rent amounts as to the Vacant Suites, all in accordance with Section 10.3 of the Purchase Agreement (the “Owner Obligations”).

C.

This Financial Agreement is being established for the purpose of setting forth Owners obligations to reimburse Bedford and for having Escrow Holder receive a portion of the funds, apply and disburse payments and otherwise perform as provided herein, for the benefit of Owner and Bedford.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and other mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby covenant and agree as follows:

1.

Vacant Suites.  Set forth on Exhibit 1 attached hereto and incorporated herein by this reference is a list of the Vacant Suites on the Property for which Owner has guaranteed the Owner Obligations.

2.

Financial Agreement Funds.  Owner and Bedford hereby acknowledge and agree that the sum of $389,439.36 (“Holdback Monies”) is the full maximum amount of the Owner Obligations.  Owner agrees to deposit said sum with Escrow Holder out of the Purchase Price funds at Closing under the Purchase Agreement to be held by Escrow Agent in an interest bearing account and administered by Escrow Holder in accordance with the provisions hereof.  Escrow Holder is hereby authorized and instructed to receive, deposit, hold and disburse the Holdback Monies pursuant to the terms and provisions of this Financial Agreement.

3.

Interest-Bearing Account.  Escrow Holder shall place the Holdback Monies in an interest bearing, market interest or similar income account (the “Account”) as hereinafter directed by Owner and Bedford.  Interest on the Holdback Monies shall remain part of the Account until the completion of the Owner Obligations.  Owner hereby grants Bedford a security interest in and to the Holdback Monies to secure the Owner Obligations and the Holdback Monies shall be deemed to be held by Escrow Holder for Bedford subject only to the duties to return monies to Owner set forth herein and in the Purchase Agreement.

4.

Rent Payments.  Escrow Holder shall disburse from the Account to Bedford at the first of each month the amount of “Monthly Rent Payment” for each of the Vacant Suites shown on Exhibit 1 subject to the reductions set forth in the remainder of this paragraph.  If Owner has obtained a Qualifying Lease as to any Vacant Suite shown on Exhibit 1, and all of the conditions precedent to terminating Owners obligation to pay rent set forth in Section 10.3 of the Purchase Agreement have been satisfied, there shall be no further Monthly Rent Payment made to Bedford under this Financial Agreement as to that Vacant Suite.  In addition, Owner shall be entitled to a refund from the Holdback Monies a sum computed by subtracting all of the Monthly Rent Payments made under this Financial Agreement as to that Vacant Suite from the Maximum Total Expense for that Vacant Suite as shown on Exhibit 1 .  For example, if a tenant entered into a Qualifying Lease for Vacant Suite 601 with rent commencing on the fifth month after the Closing Date, and assuming Owner had paid the Owner Obligations for the first four months on that Vacant Suite, Owner would be entitled to a refund of $130,819 . 04 [156,478.08 – ($6,414.76 x 4)] from the Holdback Monies.

5.

Final Disbursement.  [Intentionally Omitted].

6.

Bedford Request for Reimbursement.  Prior to any payment, refund or reimbursement from the Holdback Monies, or any portion thereof, to or for the benefit of Bedford in accordance with these Instructions, Bedford shall give written Notice (the “Request Notice”) to Escrow Holder and Owner of such request, claim or entitlement (“Request”) and the basis and purpose thereof.  Unless Owner objects to such Request by Notice in writing to Bedford and Escrow Holder within ten days after receipt by Escrow Holder and Owner of the Request Notice, Escrow Holder shall disburse to or for the benefit of Bedford the amount so requested as stated in the Request Notice.  If Owner has timely objected thereto, Escrow Holder shall not disburse the requested monies pending resolution of the conflicting claims or of any interpleader resulting therefrom.

7.

Owner Request for Reimbursement.  Except as set forth in Section 5 above, prior to any payment, refund or reimbursement from the Holdback Monies, or any portion thereof, to or for the benefit of Owner in accordance with these Instructions, Owner shall give a Request Notice to Escrow Holder and Bedford of such Request and the basis and purpose thereof.  Unless Bedford objects to such Request by Notice in writing to Owner and Escrow Holder within ten  days after receipt by Escrow Holder and Bedford of the giving of such notice, Escrow Holder shall disburse to or for the benefit of Owner the amount so requested as stated in the Request Notice.  If Bedford has timely objected thereto, Escrow Holder shall not disburse the requested monies pending resolution of the conflicting claims or of any interpleader resulting therefrom.

8.

Escrow Disbursement.  Bedford and Owner authorize Escrow Holder, after expiration of the ten day periods in Paragraphs 6 and 7 above without objection from another party hereto, to act and rely upon the Request and the instructions of Bedford and Owner.

9.

Method of Disbursement.  Disbursement of any funds may be made by wire transfer or by checks of Escrow Holder from the Account.  Escrow Holder shall be under no obligation to disburse any funds represented by check or by draft, and no check or draft shall be payment to Escrow Holder in compliance with any requirements of the party giving said check or draft, until it is advised by the bank which issued such check or draft that such check or draft has been honored, unless Escrow Holder specifically agrees in writing to accept liability for the sufficiency thereof.

10.

Conflict Resolution.  Owner and Bedford authorize Escrow Holder, in the event any conflicting Request is made upon Escrow Holder concerning these Instructions, or in the event of any objection by Bedford or Owner to a Request received from the other, as provided in Paragraphs 6 and 7 above, to hold any money and documents deposited pursuant to these Instructions, until a final decision has determined the rights of Bedford and Owner, or to interplead said parties, monies or documents.  Deposit by Escrow Holder of said monies or documents, after deducting therefrom its reasonable charges, expenses and attorneys’ fees incurred in connection with any such arbitration, shall relieve Escrow Holder of all further liability and responsibility, save and except any liability or responsibility arising from Escrow Holder’s negligence or willful misconduct.

11.

Additional Documents.  Bedford and Owner shall deliver to Escrow Holder all documents, and do or cause to be done all other things necessary, in the reasonable judgment of Escrow Holder, to enable it to comply with these Instructions.

12.

Hold Harmless.  Bedford and Owner, except for Escrow Holder’s negligence or willful misconduct, will indemnify and save harmless Escrow Holder against all reasonable costs, damages, attorneys’ fees, expert witness fees, expenses and liabilities as determined by a court and not by a jury, which Escrow Holder may incur or sustain in connection with these Instructions or any court action arising therefrom, and will pay the same upon demand.

13.

Amendment.  Bedford and Owner agree and direct that no notice of any amendment or change and no change in these Instructions shall be of effect unless given in writing and accepted by Escrow Holder, and signed by both Bedford and Owner, and that these Instructions together with any subsequent instructions given mutually by Bedford and Owner to Escrow Holder in connection herewith, shall constitute the complete Instructions, notwithstanding any agreement which Bedford or Owner may have concerning the Holdback Monies or any documents or other monies deposited with Escrow Holder.

14.

Document Retention.  Escrow Holder may destroy its file and contents therein three years after the date of the final disbursement of funds from the Holdback Monies in accordance herewith.  No action against Escrow Holder arising under these Instructions shall be commenced more than three years from the date of the occurrence of the act or matter upon which the cause of action is predicated.

15.

Escrow Resignation.  If Escrow Holder is unable or unwilling in its sole discretion to comply with these Instructions for any reason and without specific cause, Escrow Holder is entitled to resign upon written notice of resignation mailed to the parties at least 20 days prior to the effective date of such resignation, at which time Escrow Holder is directed to pay the balance of the Holdback Monies and any other funds then held by Escrow Holder, and deliver any documents held by Escrow Holder, to the party entitled to same, or to interplead any said funds and documents in accordance with the provisions herein.

16.

Notice .  Any notice, request, demand, consent, approval or other communication (any of which is hereinafter called “Notice”) provided or permitted under this Agreement shall be in writing, signed by the party giving such Notice, and shall be deemed to have been given:  (a) upon hand delivery prior to 5:00 p.m. local time of the recipient, (b) one day after acceptance by Fed Ex or other reliable overnight courier service for delivery the next business day, ( c) upon delivery if transmitted by facsimile prior to 5:00 p.m. local time of the recipient , or (d) two days after the postmark date if deposited in the United States mail, registered or certified mail, postage prepaid, return receipt required, and addressed as follows:

If to Bedford:

Bedford Property Investors, Inc.

270 Lafayette Circle

Lafayette, CA 94549

Attn.:  Stephen M. Silla

Fax :  (925) 283-8480

With a copy to:

Bedford Property Investors, Inc.

3002 Dow Avenue, Suite 220

Tustin, CA 92780

Attn.:  Mark Yorita

Fax :  (714) 838-8353

If to Owner:

Jackson-Shaw/Northport Limited Partnership

c/o Jackson – Shaw Company

4890 Alpha Road, Suite 100

Dallas, Texas  75244-4639

Attn.:  Jill Warren

Fax :  (972) 628-7444

With a copy to:

Jackson-Shaw/Northport Limited Partnership

c/o Jackson – Shaw Company

3900 S. Paradise Road, Suite 101

Las Vegas, Nevada  89109-0932

Attn:  Mike Carroll

Fax :  (702) 732- 7229

And:

Goold Patterson Ales Roadhouse & Day

4496 S. Pecos Road

Las Vegas, Nevada  89121-5030

Attn:  Jeffrey D. Patterson, Esq.

Fax :   (702) 436-2650

To Escrow Holder:

First American Title Insurance Company

1850 Mt. Diablo Blvd., Suite 300

Walnut Creek, CA  94596

Attention:   Pamela Nicolini

Faz:  (925) 927-2180

Escrow No.:  ________________

17.

Document Conflict.  In the event of any conflict between the provisions of this Financial Agreement and the Purchase Agreement, or in the event of any inconsistencies or ambiguities, the terms of the Purchase Agreement shall prevail.  This Financial Agreement does not alter any obligations of the parties found in the Purchase Agreement.

18.

Counterparts.  These Instructions may be executed in any number of counterparts, each of which, when executed and delivered, shall be deemed an original, but all of which together will constitute one binding agreement.

19.

Defined Terms.  Capitalized terms used herein and not defined herein shall have the meaning given to them in the Purchase Agreement.

20.

Attorney’s Fees.  In any action between the parties to enforce any of the terms of this Financial Agreement, the prevailing party shall be entitled to recover all expenses, including, but not limited to, reasonable attorney’s fees.

21.

Governing Law.  This Financial Agreement is intended to be performed in the State of Nevada and shall be construed and enforced in accordance with the laws of the State of Nevada.

22.

Binding Effect.  The terms, conditions, provisions and undertakings of this Financial Agreement shall be binding upon and inure to the benefit of each of the parties, their respective heirs, personal representatives, successors and assigns.

23.

Construction.  The parties acknowledge that each party and its counsel have reviewed and approved this Financial Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Financial Agreement or any amendments or exhibits hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Financial Agreement as of the Effective Date

OWNER:

JACKSON-SHAW / NORTHPORT LIMITED PARTNERSHIP,
a Nevada limited partnership

By:

Jackson – Shaw / Nevada, Inc.,

a Nevada corporation, General Partner

By:

Name: ________________________

Title: _________________________

BEDFORD:

Bedford Property Investors, Inc., a Maryland corporation

By:  _____________________________

        Stephen M. Silla,

        Senior Vice President

AGREED AND ACCEPTED:

First American Title Insurance Company

By:

Its:

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Northport/Purchase Contract 12/16/03

	Exhibit 1

Owner Holdback: $389,439.36

	Monthly	Monthly	Maximum
	Rent	Rent	Total Rent
Suite No. – Sq. Ft.	Mo. 1-12	Mo. 13-24	Expense

3825-601 – 5,258	$6,414.76	$6,625.08	$156,478.08
3825-603 – 3,838	$4,682.36	$4,835.88	$114,218.88
3825-604 – 3,990	$4,867.80	$5,027.40	$118,742.40

Total – 13,086			$389,439.36

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Northport/Purchase Contract 12/16/03

EXHIBIT I

Legal Description of Option Property

All of that certain real property located in Clark County, Nevada described as follows:

[If no legal description of the Option Property is supplied at the time of execution of this Agreement, the legal description shall be as approved by Bedford in connection with its title review under Article 4 of this Agreement.]

Option Parcel 1:  Assessor’s Parcel No. 139-18-511-004

Option Parcel 2:  Assessor’s Parcel No.  139-17-101-003

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Northport/Purchase Contract 12/16/03